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             Conduit Facility, Transfer and Revolving Credit Agreement

                           Dated as of November 24, 1998

                                       among

                     ADC Telecommunications, Inc., as Borrower

                    Windmill Funding Corporation, as a Conduit,


                    Amsterdam Funding Corporation, as a Conduit,

                                ABN AMRO Bank N.V.,
               as Agent, as a Liquidity Provider and as the Enhancer

                                        and

                   the other financial institutions party hereto,
                                as Committed Lenders

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

                                 TABLE OF CONTENTS

Section                             Heading                                      Page
Article I             Definitions                                                 7

     Section 1.1.     Certain Defined Terms.                                      7
     Section 1.2.     Other Interpretive Provisions                              28
     Section 1.3.     Accounting Principles                                      29

Article II            Uncommitted Conduit Facility                               29

     Section 2.1.     Conduit Facilities                                         30
     Section 2.2.     Manner of Borrowing                                        30
     Section 2.3.     Interest Rates and Payments                                30
     Section 2.4.     Maturity Dates; Prepayments                                31
     Section 2.5.     The Participating Interests.                               31

Article III           Sales from Amsterdam; Allocations                          32

     Section 3.1.     Required Purchases from Amsterdam                          32

Article IV            The Committed Credits                                      34

     Section 4.1.     Amounts and Terms of Commitments                           34
     Section 4.2      Subject Bank Loans.                                        34
     Section 4.3.     Loan Accounts                                              34
     Section 4.4.     Procedure for Committed Borrowing                          35
     Section 4.5.     Conversion and Continuation Elections for Loans            36
     Section 4.6.     Voluntary Termination or Reduction of Commitments          37
     Section 4.7.     Optional Prepayments                                       37
     Section 4.8.     Repayment                                                  37
     Section 4.9.     Interest                                                   38
     Section 4.10.    Fees                                                       38
     Section 4.11.    Commitment of Fees and Interest                            39
     Section 4.12.    Payments by the Borrower                                   39
     Section 4.13.    Assumed Payments                                           40
     Section 4.14.    Sharing of Payments, Etc.                                  40
     Section 4.15.    Extension of Liquidity Termination Date                    41

Article V             Taxes, Yield Protection and Illegality                     42

     Section 5.1.     Taxes                                                      42
     Section 5.2.     Illegality                                                 43
     Section 5.3.     Increased Costs and Reduction of Return                    43
     Section 5.4.     Funding Losses                                             44
     Section 5.5.     Inability to Determine Rates                               45
     Section 5.6.     Certificates of Lenders                                    45

     Section 5.7.     Survival                                                   45

Article VI            Conditions Precedent                                       45

     Section 6.1.     Conditions to Effectiveness of this Agreement              46
     Section 6.2.     Conditions to All Committed Loans                          47

Article VI            Representations and Warranties                             47

     Section 7.1.     Corporate Existence and Power                              48
     Section 7.2.     Corporate Authorization; No Contravention                  48
     Section 7.3.     Governmental Authorization                                 48
     Section 7.4.     Binding Effect                                             48
     Section 7.5.     Litigation                                                 48
     Section 7.6.     No Default                                                 49
     Section 7.7.     ERISA Compliance                                           49
     Section 7.8.     Use of Proceeds, Margin Regulations                        50
     Section 7.9.     Title to Properties                                        50
     Section 7.10.    Taxes                                                      50
     Section 7.11.    Financial Condition                                        50
     Section 7.12.    Environmental Matters                                      50
     Section 7.13.    Regulated Entities                                         51
     Section 7.14.    No Burdensome Restrictions                                 51
     Section 7.15.    Copyrights, Patents, Trademarks and Licenses, Etc.         51
     Section 7.16.    Subsidiaries                                               52
     Section 7.17.    Insurance                                                  52
     Section 7.18.    Swap Obligations                                           52
     Section 7.19.    Full Disclosure                                            52
     Section 7.20.    Year 2000 Compatibility                                    52

Article VIII          Affirmative Covenants                                      53

     Section 8.1.     Financial Statements                                       53
     Section 8.2.     Certificates, Other Information                            53
     Section 8.3.     Notices                                                    54
     Section 8.4.     Preservation of Corporate Existence, Etc.                  55
     Section 8.5.     Maintenance of Property                                    56
     Section 8.6.     Insurance                                                  56
     Section 8.7.     Payment of Obligations                                     56
     Section 8.8.     Compliance with Laws                                       57
     Section 8.9.     Compliance with ERISA                                      57
     Section 8.10.    Inspection of Property and Books and Records               57
     Section 8.11.    Environmental Laws                                         57
     Section 8.12.    Use of Proceeds                                            57
     Section 8.13.    Further Assurances                                         58
     Section 8.14.    Year 2000 Compatibility                                    58

Article IX            Negative Covenants                                         58

     Section 9.1.     Limitation on Liens                                        58
     Section 9.2.     Disposition of Assets                                      60
     Section 9.3.     Consolidations and Mergers                                 60
     Section 9.4.     Loans and Investments                                      61
     Section 9.5.     Limitation on Indebtedness                                 62
     Section 9.6.     Transactions with Affiliates                               62
     Section 9.7.     Use of Proceeds                                            62
     Section 9.8.     Contingent Obligations                                     62
     Section 9.9.     Lease Obligations                                          63
     Section 9.10.    Restricted Payments                                        63
     Section 9.11.    ERISA                                                      64
     Section 9.12.    Change in Business                                         64
     Section 9.13.    Accounting Changes                                         64
     Section 9.14.    Negative Pledges, Restrictive Agreements, etc.             64
     Section 9.15.    Ability to Amend; Restrictive Agreements.                  64

Article X             Financial Tests                                            65

     Section 10.1.    Net Worth                                                  65
     Section 10.2.    Funded Debt to EBITDA Ratio                                65
     Section 10.3.    EBITDA to Interest Expense Ratio                           65

Article XI            Events of Default                                          65

     Section 11.1.    Event of Default                                           65
     Section 11.2.    Remedies                                                   68
     Section 11.3.    Rights Not Exclusive                                       68
     Section 11.4.    Allocations and Distributions                              68

Article XII           The Agent                                                  69

     Section 12.1.    Appointment and Authorization:  Agent                      69
     Section 12.2.    Delegation of Duties                                       69
     Section 12.3.    Liability of Agent                                         69
     Section 12.4.    Reliance by Age                                            70
     Section 12.5.    Notice of Default                                          70
     Section 12.6.    Credit Decision                                            70
     Section 12.7.    Indemnification of Agent                                   71
     Section 12.8.    Agent in Individual Capacity                               71
     Section 12.9.    Successor Agent                                            71
     Section 12.10.   Withholding Tax                                            72

Article XII           Miscellaneous                                              73

     Section 13.1.    Amendments and Waiver                                      73
     Section 13.2.    Notices                                                    74
     Section 13.3.    No Waiver: Cumulative Remedies                             75
     Section 13.4.    Costs and Expenses                                         75

     Section 13.5.    Borrower Indemnification                                   75
     Section 13.6.    Payments Set Aside                                         76
     Section 13.7.    Successors and Assigns                                     76
     Section 13.8.    Participations; Assignments                                76
     Section 13.9.    Confidentiality                                            78
     Section 13.10.   Set-off                                                    78
     Section 13.11.   Notification of Addresses, Lending Offices, Etc.           78
     Section 13.12.   Counterparts                                               79
     Section 13.13.   Severability                                               79
     Section 13.14.   No Third Parties Benefited                                 79
     Section 13.15.   Governing Law and Jurisdiction                             79
     Section 13.16.   Waiver of Jury Trial                                       79
     Section 13.18.   Entire Agreement                                           80
     Section 13.19.   Agreement Not to Petition                                  80
     Section 13.20.   Excess Funds                                               80
     Section 13.21.   Rating Agency Approval                                     80

SCHEDULES

Schedule 4.1     Commitments                                                     93
Schedule 7.5     Litigation                                                      94
Schedule 7.7     ERISA                                                           95
Schedule 7.11    Permitted Liabilities                                           96
Schedule 7.12    Environmental Matters                                           97
Schedule 7.16    Subsidiaries and Minority Interests                             98
Schedule 7.17    Insurance Matters                                              102
Schedule 9.1     Permitted Liens                                                103
Schedule 9.5     Permitted Indebtedness                                         104
Schedule 9.8     Contingent Obligations                                         105
Schedule 13.2    Lending Offices; Addresses for Notices                         106



EXHIBITS

Exhibit A        Form of Conduit Note                                         A-117
Exhibit B        Form of Conduit Borrowing Request                            B-119
Exhibit C        Form of Assignment Conduit to Committed Lender               C-121
Exhibit D        Form of Notice of Borrowing                                  D-125
Exhibit E        Form of Notice of Conversion/Continuation                    E-127
Exhibit F        Form of Compliance Certificate                               F-128
Exhibit G-1      Form of Legal Opinion of Borrower's General Counsel        G-1-131
Exhibit G-2      Form of Legal Opinion of Borrower's Outside Counsel        G-2-132
Exhibit H        Form of Committed Loan Note                                  H-133


                            CONDUIT FACILITY, TRANSFER AND
                              REVOLVING CREDIT AGREEMENT

       This Conduit Facility, Transfer and Revolving Credit Agreement is entered into as of November 24, 1998, among ADC Telecommunications, Inc., a Minnesota corporation (the "BORROWER"), Windmill Funding Corporation, a Delaware Corporation ("WINDMILL"), Amsterdam Funding Corporation, a Delaware Corporation ("AMSTERDAM"), the several financial institutions from time to time party to this Agreement (collectively, the "LIQUIDITY PROVIDERS" and individually, a "LIQUIDITY PROVIDER") and ABN AMRO Bank N.V., in its individual capacity as a Liquidity Provider and as the Enhancer and in its capacity as agent for the Lenders (the "AGENT").

       Whereas, each Conduit may, from time to time, in its sole discretion make uncommitted loans to the Borrower, upon the terms and conditions set forth in this Agreement; and

       Whereas, the Committed Lenders have agreed to make available to the Borrower a committed revolving credit facility, upon the terms and conditions set forth in this Agreement;

       Now, Therefore, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

       SECTION 1.1. CERTAIN DEFINED TERMS. The following terms have the following meanings:

       "ABN AMRO" means ABN AMRO Bank N.V., in its individual capacity, and its successors and assigns.

       "ACQUISITION" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) PROVIDED that the Borrower or the Subsidiary is the surviving entity.

       "ADDITIONAL LIQUIDITY PROVIDER" is defined in Section 4.15(b).

       "ADMINISTRATION AGREEMENT" means, for Amsterdam, the Administration Agreement, dated as of August 13, 1996, between Lord Securities Corporation, as the Management Company for Amsterdam, and ABN AMRO Bank N.V., as the Administrator for Amsterdam and, for Windmill, the Second Amended and Restated Administration Agreement, dated as of November 15, 1994, between Lord Securities Corporation, as the Management Company for

Windmill, and ABN AMRO Bank N.V., as the Administrator for Windmill.

       "ADVANCE" means for any Conduit, the amount of funds it advances to the Borrower on a Borrowing Date for an Interest Period.

       "AFFILIATE" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

       "AGENT" means ABN AMRO Bank N.V., in its capacity as agent for the Lenders hereunder, and any successor agent appointed pursuant to Section 12.9.

        "AGENT-RELATED PERSONS" means the Agent, together with its respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

       "AGENT'S PAYMENT OFFICE" means the address for payments set forth on
Schedule 13.2 or such other address as the Agent may from time to time specify.

       "AGREEMENT" means this Conduit Facility, Transfer and Revolving Credit Agreement, as amended, modified or supplemented from time to time.

       "AGGREGATE COMMITMENT" means the aggregate of all Committed Lenders' Commitments.

       "AGGREGATE UNUSED COMMITMENT" means the aggregate of each Committed Lender's Unused Commitment.

       "AMSTERDAM" is defined in the preamble.

       "AMSTERDAM AGGREGATE COMMITMENT" means, as of any date, the sum of
(i) the portions of the Commitments of Windmill Committed Lenders that are not Windmill Commitments as of such date plus (ii) the Commitments of all other Committed Lenders.

       "AMSTERDAM COMMITMENT" means, as of any date, (i) for a Windmill Committed Lender, its Commitment minus its Windmill Commitment and (ii) for any other Committed Lender, its Commitment.

       "AMSTERDAM COMMITTED LENDERS" means (i) the Amsterdam Enhancer,
(ii) each Liquidity Provider that is not a Windmill Committed Lender, and
(iii) to the extent of its Commitment minus the sum of its Windmill Commitment and the principal amount of its outstanding Loans, each Liquidity Provider that is a Windmill Committed Lender.

       "AMSTERDAM ENHANCER" means ABN AMRO as issuer of the Program LOC for

Amsterdam.

       "AMSTERDAM PERMITTED INVESTMENTS" means (a) evidences of indebtedness, maturing within thirty (30) days after the date of purchase thereof, issued by, or guaranteed by the full faith and credit of, the federal government of the USA, (b) repurchase agreements with banking institutions or broker-dealers registered under the Securities Exchange Act of 1934 the short-term unsecured obligations of which are rated at least "A-1" (or the equivalent) by S&P and at least "P-1" (or the equivalent) by Moody's which are fully secured by obligations of the kind specified in clause (a), (c) money market funds
(i) rated not lower than the highest rating category from Moody's and "AAA m" or "AAAm-g," from S&P or (ii) which are otherwise acceptable to the Rating Agencies or (d) commercial paper issued by any corporation incorporated under the laws of the USA and rated at least "A-1" (or the equivalent) by S&P and at least "P-1" (or the equivalent) by Moody's.

       "AMSTERDAM RATABLE SHARE" means, as of any date, for each Amsterdam Committed Lender, such Lender's Amsterdam Commitment divided by the Amsterdam Aggregate Commitment. If, however, on the date any payment for any Put is to be made by the Amsterdam Committed Lenders, the sum of the outstanding Amsterdam Interest in Advances acquired from Amsterdam of the Amsterdam Enhancer plus Program Unreimbursed Draw Amount of the Amsterdam Enhancer is in excess of its Amsterdam Ratable Share of the outstanding Amsterdam Interest and Program Unreimbursed Draw Amount of all Amsterdam Committed Lenders, then for purposes of such Put the Amsterdam Ratable Share of each Amsterdam Committed Lender shall be replaced with a percentage equal for each Amsterdam Committed Lender to
(a) its Amsterdam Commitment minus its Amsterdam Interest acquired from Amsterdam and, in the case of the Amsterdam Enhancer, its Program Unreimbursed Draw Amount before such Put (its "EXISTING LOAN AMOUNT") divided by (b) the Amsterdam Aggregate Commitment minus the sum of the Existing Loan Amounts of all Amsterdam Committed Lenders.

       "APPLICABLE MARGIN" means a margin, expressed in basis points per annum, based on the Funded Debt to EBITDA Ratio set forth in Section 10.2, as follows:

                                                    Conduit               Loan               LIBOR
        Funded Debt to        Program Fee       Commitment Fee       Commitment Fee       Rate Margin
        EBITDA Ratio
less than 1.0:1                   17.5               12.5                 17.5                45.0
greater than or equal to                                                                      57.5
1.0:1 but less than 2.0:1         17.5                15                  20.0
greater than or equal to
2.0:1                             17.5               17.5                 22.5                70.0

       In addition, for the first 180 days after the Closing Date, the LIBOR Rate Margin shall be the greater of 60.0 basis points (which includes the 15 basis point Facility Utilization margin referred to in the next sentence) and the LIBOR Rate Margin set forth above. In addition, as to any LIBOR Rate Committed Loan, a 15 basis point Facility Utilization margin shall be added to the then applicable LIBOR Rate Margin expressed above if the Facility Utilization is greater than 50%. "FACILITY UTILIZATION" means, for any day, the utilization of the Commitments for such day (or if such day is not a Business Day the immediately preceding Business Day) as calculated by the Agent after giving effect to any Loans or Advances made or repaid on such date. For purposes hereof, the Commitments shall be deemed utilized on any given day to the extent of the aggregate outstanding principal amount of the Loans and the Matured Value of all outstanding Advances on such day.

        "ATTORNEY COSTS" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all disbursements of internal counsel.

       "BANKRUPTCY CODE" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, ET SEQ.), and any successor statute thereto.

       "BANKRUPTCY EVENT" means, for any Person, that (a) such Person shall make a general assignment for the benefit of creditors or any proceeding shall be instituted by or against such Person seeking to adjudicate it bankrupt or insolvent, or seeking the liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry or an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property or (b) such Person shall take any corporate action to authorize any of the actions set forth in clause (a) of this definition.

       "BASE RATE" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by ABN AMRO in Chicago, Illinois, as its "prime lending rate." The "PRIME LENDING RATE" shall mean the rate announced by ABN AMRO from time to time as its prime lending rate for commercial loans within the United States (but is not intended to be the lowest rate of interest) charged by ABN AMRO in connection with extensions of credit to debtors. Any change in the "prime lending rate" announced by ABN AMRO shall take effect at the opening of business on the day specified in the public announcement of such change.

       "BASE RATE COMMITTED LOAN" means a Committed Loan that bears interest based on the Base Rate.

       "BASE RATE LOAN" means a Base Rate Committed Loan or a Base Rate Transfer Loan.

       "BASE RATE TRANSFER LOAN" means a Transfer Loan that bears interest based on the Base Rate.

       "BORROWER" is defined in the preamble.

       "BORROWING" means a borrowing hereunder consisting of Loans of the same Type made to the Borrower on the same day by the Lenders and may be a Committed Borrowing having, other than in the case of Base Rate Loans, the same Interest Period.

       "BORROWING AMOUNT" is defined in Section 2.2(a).

       "BORROWING DATE" means any date on which a Committed Borrowing occurs under Section 4.4 or an Advance is made under Section 2.2.

       "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or Chicago, Illinois are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Committed Loan, means such a day on which dealings are carried on in the applicable London dollar interbank market.

       "CAPITAL ADEQUACY REGULATION" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case regarding capital adequacy of any bank or institutional lender or of any Person controlling a bank or institutional lender.

       "CERCLA" has the meaning specified in the definition of "ENVIRONMENTAL LAWS."

       "CHANGE OF CONTROL" of the Borrower means (i) the acquisition by any Person, entity or "GROUP," within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding for this purpose, the Borrower or its Subsidiaries, or any employee benefit plan of the Borrower or its Subsidiaries which acquires beneficial ownership of voting securities of the Borrower) of beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act) of 25% or more of either the then outstanding shares of common stock or the combined voting power of the Borrower's then outstanding voting securities entitled to vote generally in the election of directors; or (ii) individuals who, as of the Closing Date, constitute the Board of Directors (as of the date hereof the "INCUMBENT BOARD") cease for any reason to constitute at least a majority of the Board of Directors, PROVIDED that any Person becoming a director subsequent to the Closing Date whose election, or nomination for election by the Borrower's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such Person were a member of the Incumbent Board; or (iii) approval by the stockholders of the Borrower of a reorganization, merger or consolidation, in each case, with respect to which Persons who were the stockholders of the Borrower immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 25% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Borrower's then outstanding voting securities; or (iv) a liquidation or dissolution of the Borrower (other than pursuant to the United States Bankruptcy Code) or the conveyance, transfer or leasing of all or substantially all of the assets of the Borrower.

       "CLOSING DATE" means the date on which all conditions precedent set forth in Section 6.1 are satisfied or waived by all Lenders (or, in the case of Section 6.1(e), waived by the Person entitled to receive such payment).

       "CODE" means the Internal Revenue Code of 1986 (and any successor statute thereto), and regulations promulgated thereunder.

       "COMMITTED BORROWING" means a Borrowing hereunder consisting of
(i) Loans made on
the same day by the Committed Lenders ratably according to their respective Pro Rata Shares and, in the case of LIBOR Rate Committed Loans, having the same Interest Periods or (ii) a Committed Loan made by a Subject Bank pursuant to Section 4.2.

       "COMMITTED LOAN" means a Loan by a Committed Lender to the Borrower under Section 4.1 or by a Subject Bank pursuant to Section 4.2, and may be a LIBOR Rate Committed Loan or a Base Rate Committed Loan (each, a "TYPE" of Committed Loan).

       "COMMITTED LOAN NOTE" has the meaning specified in Section 4.3.

       "COMMITTED LENDERS" means the Enhancer and the Liquidity Providers.

       "COMMITMENT" has the meaning specified in Section 4.1.

       "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit F.

       "CONDUIT NOTE" is defined in Section 2.1.

       "CONDUIT PORTION" means a percentage of the Unused Commitment of each Liquidity Provider equal to the Matured Value of all outstanding Advances divided by the sum of the Matured Value of all outstanding Advances plus the principal amount of all outstanding Loans unless no Loans or Advances are outstanding in which case such percentage shall be equal to 100%.

       "CONDUITS" means Windmill and Amsterdam, collectively.

       "CONDUIT TERMINATION DATE" means, for each Conduit, the earliest of
(a) the Business Day designated by the applicable Conduit at any time to the Agent and (b) five days prior to the Liquidity Termination Date.

       "CONSENT DATE" is defined in Section 4.15(a).

       "CONTINGENT OBLIGATION" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse,
(a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "PRIMARY OBLIGATIONS") of another Person (the "PRIMARY OBLIGOR"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "GUARANTY OBLIGATION"); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or
(d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap
Contracts, shall be equal to the Swap Termination Value.

       "CONTRACTUAL OBLIGATION" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

       "CONVERSION/CONTINUATION DATE" means any date on which, under
Section 4.5, the Borrower either: (a) converts Committed Loans of one Type to another Type; or (b) continues as Committed Loans of the same Type, but with a new Interest Period, Committed Loans having Interest Periods expiring on such date.

       "CP DEALER" means, at any time, each Person that a Conduit then engages as a placement agent or commercial paper dealer.

       "CP NOTES" means the commercial paper notes issued by the applicable Conduit to fund its Interests in the Advances.

       "CP RATE" means, for any Interest Period for an Advance, a rate per annum equal to the weighted average of the rates at which CP Notes having a term equal to such Interest Period may be sold by any CP Dealer selected by the applicable Conduit, as agreed between each such CP Dealer and such Conduit. If such rate is a discount rate, the CP Rate shall be the rate resulting from the applicable Conduit's converting such discount rate to an interest-bearing equivalent rate. The CP Rate shall include all costs and expenses to the applicable Conduit of issuing the related CP Notes, including all dealer commissions and note issuance costs in connection therewith.

       "DEFAULT" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

       "DEPOSITARY AGREEMENT" means, with respect to Windmill, the Second Amended and Restated Depositary Agreement dated as of November 15, 1994 between Windmill and The Chase Manhattan Bank, as Depositary for Windmill and, with respect to Amsterdam, the Depositary Agreement dated as of August 13, 1996 between Amsterdam and The Chase Manhattan Bank, as Depositary for Amsterdam.

       "DOLLARS", "DOLLARS" and "$" each mean lawful money of the United
States.

       "DOWNGRADING EVENT" is defined in Section 13.8(c).

       "EBITDA" means, for any applicable period, Net Income for such period, plus, to the extent deducted in determining Net Income for such period, the aggregate amount of (i) Interest Expense, (ii) federal, state, local and foreign income taxes and (iii) depletion, depreciation and amortization of tangible and intangible assets.

       "ENHANCER" means the Amsterdam Enhancer and the Windmill Enhancer.

       "ENVIRONMENTAL CLAIMS" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and nonnegligent, sudden or nonsudden, accidental or nonaccidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from property, whether or not owned by the Borrower.

       "ENVIRONMENTAL LAWS" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act.

       "ENVIRONMENTAL PERMITS" is defined in Section 7.12(b).

       "EQUITY SWAP" means transactions entered into by the Borrower in April 1998 (for 2,000,000 shares of the Borrower's stock) and October 1998 (for 500,000 and 95,000 shares of the Borrower's stock) in which: (1) the Borrower sold put options that entitle the holder of the options to sell the above shares of the Borrower's common stock to the Borrower at certain predetermined prices, and (2) the Borrower purchased call options that entitle the Borrower to buy the above shares of its common stock at certain predetermined prices. The options will be settled with shares of the Borrower's common stock having a value equal to the difference between the exercise price and the market value at the time of exercise.

       "ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

       "ERISA AFFILIATE" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

       "ERISA EVENT" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

       "EURODOLLAR RESERVE PERCENTAGE" has the meaning specified in the definition of "LIBOR Rate."

       "EVENT OF DEFAULT" means any of the events or circumstances specified in
Section 11.1.

       "EXCHANGE ACT" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

       "EXISTING LIQUIDITY TERMINATION DATE" is defined in Section 4.15.

       "FACE AMOUNT" means the face amount of CP Notes issued on a discount basis or, for CP Notes not issued on a discount basis, the principal amount of such CP Notes together with interest thereon to stated maturity.

       "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

       "FEDERAL FUNDS RATE" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

        "FEE LETTER" has the meaning specified in Section 4.10(a).

       "FUNDED DEBT" of a Person means "Indebtedness" of such Person of the types described in clauses (a), (b), (c), and (d) of the definition thereof, together with all Indebtedness of the type described in such clauses secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

       "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

       "FURTHER TAXES" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of incremental amounts payable or paid pursuant to Section 5.1.

       "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

       "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

       "GUARANTY OBLIGATION" has the meaning specified in the definition of "Contingent Obligation."

       "HAZARDOUS MATERIALS" means all those substances that are regulated by, or which may form the basis of liability under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

       "INDEBTEDNESS" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all obligations with respect to capital leases; (f) all indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (g) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership in which such Person is a general partner and shall exclude all obligations (or any portion of such obligations) which is (i) incidentally incurred by the Borrower and its Subsidiaries (other than a Subsidiary described in clause
(ii) below) in connection with the securitization of assets that constitutes the sale of such assets under applicable accounting rules or (ii) incurred by a Subsidiary that is formed for the sole purpose of a securitization transaction described in clause (i) above.

       "INDEMNIFIED LIABILITIES" has the meaning specified in Section 13.5.

       "INDEMNIFIED PERSON" has the meaning specified in Section 13.5.

       "INDEPENDENT AUDITOR" has the meaning specified in Section 8.1(a).

       "INSOLVENCY PROCEEDING" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, windingup or relief of debtors, or
(b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

       "INTEREST" means, for each Lender and any Advance, the undivided ownership interest it holds through the Agent equal to such Lender's Percentage Factor in such Advance, which interest shall be for each Committed Lender, a Transfer Loan.

       "INTEREST EXPENSE" means, for any applicable period, the aggregate consolidated interest expense (both cash and noncash and determined without regard to original issue discount) of the Borrower and its Subsidiaries for such period PLUS, without duplication, any interest expense which would have accrued during such period if all Indebtedness which existed immediately after the consummation of any merger to which the Borrower is a party or of any Acquisition by the Borrower or its Subsidiaries, in each case, during such period was in existence on the first day of such period, as determined in accordance with GAAP, including, to the extent allocable to interest expense in accordance with GAAP, (i) all other fees paid or owed with respect to the issuance or maintenance of Contingent Obligations (including letters of credit of the Borrower and its Subsidiaries), (ii) net costs or benefits payable under Swap Contracts of the Borrower and its Subsidiaries and (iii) the portion of any payments made in respect of obligations in respect of capitalized leases of the Borrower and its Subsidiaries allocable to interest expense.

       "INTEREST PAYMENT DATE" means, (i) for any Advance, any Transfer Loan or any LIBOR Rate Committed Loan, the last day of its Interest Period and (ii) as to any Base Rate Committed Loan, the last Business Day of each calendar quarter, PROVIDED, HOWEVER, that if any Interest Period for a LIBOR Rate Committed Loan exceeds three months the date that falls three months after the beginning of such Interest Period and after each Interest Payment
Date thereafter is also an Interest Payment Date.

       "INTEREST PERIOD" means (I) with respect to an Advance under Article II, the period commencing on the date an Advance is made and ending 1-270 days thereafter; PROVIDED, HOWEVER, that: (a) an Interest Period for an Advance that would extend beyond the Conduit Termination Date may not be selected; and (b) whenever the last day of any Interest Period for an Advance would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; and

       (II) as to any LIBOR Rate Committed Loan, the period commencing on the Borrowing Date that such Loan is disbursed or on the Conversion/Continuation Date on which such Loan is converted into or continued as a LIBOR Rate Committed Loan, and ending on the date one, two, three or six months thereafter (and any other period that is 12 months or less and is consented to by all Lenders in the given instance) as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be PROVIDED that:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

               (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

               (iii) no Interest Period for any LIBOR Rate Committed Loan shall extend beyond November 24, 2003; and

       (III) as to any Transfer Loan, the last day of the Interest Period for the Advance relating to such Transfer Loan.

       "INVESTMENT" means, for each Lender, for any Advance, the difference of
(a) (i) in the case of a Conduit, the principal amount of such Advance and
(ii) in the case of a Committed Lender, the aggregate amount of any payments or exchanges made by, or on behalf of, such Committed Lender to such Conduit to acquire an Interest in the principal amount of such Advance minus (b) all amounts (including for each Conduit amounts received from Committed Lenders) received or exchanged and applied by the Agent or such Lender to reduce such Lender's Interest in the principal amount of such Advance; PROVIDED, HOWEVER, that such Lender's Investment shall be restored to the extent any amounts so received or exchanged and applied are rescinded or must be returned for any reason.

       "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

       "JOINT VENTURE" means a corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

       "LENDER" means, collectively, the Conduits and the Committed Lenders.

       "LENDING OFFICE" means, as to any Lender, the office or offices of such Lender specified as its "Lending Office" or "Domestic Lending Office" or "LIBOR Lending Office," as the case may be, on Schedule 13.2, or such other office or offices as the Lender may from time to time notify the Borrower and the Agent.

       "LIBOR RATE" means, for any Interest Period, with respect to LIBOR Rate Committed Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:

       LIBOR Rate =                  LIBOR
                                     -----
                      1 .00 - Eurodollar Reserve Percentage
Where,

               "EURODOLLAR RESERVE PERCENTAGE" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (that is applicable to any Lender) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "EUROCURRENCY LIABILITIES"); and

               "LIBOR" means the rate of interest per annum determined by the Agent as the rate of interest at which dollar deposits in the approximate amount of the Loans to be made or continued as LIBOR Rate Committed Loans, or converted into a LIBOR Rate Committed Loan, and for the relevant Interest Period therefor as quoted on the Telerate Page 3750 (as defined herein) as of 11:00 a.m. (London time) on the day two
       (2) Business Days before the commencement of such Interest Period. If Telerate Page 3750 is not available, such rate of interest shall be that quoted by the Reference Bank and having a maturity comparable to such Interest Period as would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

               The LIBOR Rate shall be adjusted automatically as to all LIBOR Rate Committed Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

       "LIBOR RATE COMMITTED LOAN" means a Committed Loan that bears interest based on the LIBOR Rate.

       "LIEN" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

       "LIQUIDITY PROVIDER" means each of the institutions listed as a Liquidity Provider on Schedule 4.1.

        "LIQUIDITY TERMINATION DATE" means the earliest to occur of (a) November 23, 1999, as such date may be extended from time to time pursuant to
Section 4.15 and (b) the date on which the Commitments of the Committed Lenders terminate in accordance with the provisions of this Agreement.

        "LOAN" means a Committed Loan or a Transfer Loan.

       "LOAN DOCUMENTS" means this Agreement, any Notes, the Fee Letter, and all other documents delivered to the Agent or any Lender in connection with the transactions contemplated by this Agreement.

       "LOAN PORTION" means a percentage of the Unused Commitment of each Liquidity Provider equal to the principal amount of all Loans divided by the sum of the Matured Value of all outstanding Advances plus the principal amount of all outstanding Loans unless no Loans or Advances are outstanding in which case such percentage shall be equal to 0%.

       "MARGIN STOCK" means "margin stock" as such term is defined in Regulation U of the FRB.

       "MATERIAL ADVERSE EFFECT" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document.

       "MATURED VALUE" means, of any Advance, the sum of (a) the principal amount of such Advance plus (b) all unpaid interest which is then scheduled to become due thereon (whether or not then due).

       "MATURITY DATE" is defined in Section 2.4

       "MAXIMUM PRINCIPAL AMOUNT" is defined in Section 2.1.

       "MAXIMUM WINDMILL COMMITMENT" means the Commitments of all Windmill Committed Lenders less the outstanding principal amount of all Loans made by the Windmill Committed Lenders (deducting from such principal amount of such Loans the amount of participating interests in such principal amount of such Loans purchased by other Committed Lenders under Section 2.5).

       "MOODY'S" means Moody's Investors Service, Inc.

        "MULTIEMPLOYER PLAN" means a "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

       "NET INCOME" means, for any applicable period, the aggregate of all amounts which, in accordance with GAAP, would be included as net income (or net loss) on a consolidated statement of income of the Borrower and its Subsidiaries for such period, PLUS, without duplication, the net income (or net loss) for such period attributable to the assets or capital stock of any Person which was the subject of a merger with the Borrower or of an Acquisition by the Borrower or its Subsidiaries during such period; PROVIDED, HOWEVER, that "NET INCOME" shall exclude (i) the effect of any extraordinary or other nonrecurring noncash gains or losses outside the ordinary course of business and (ii) any writeup in the value of any asset (to the extent such writeup exceeds any writedown taken in connection with the same transaction or event which gave rise to such writeup).

       "NET ISSUANCE PROCEEDS" means, as to any issuance of debt or equity by any Person, cash proceeds and noncash proceeds received or receivable by such Person in connection therewith, net of reasonable outofpocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of such Person, such costs and expenses not to exceed 5% of the gross proceeds of such issuance.

       "NET WORTH" means, as of any date of determination, total consolidated assets of the Borrower as of such date MINUS total consolidated liabilities of the borrower as of such date.

       "NON-EXTENDING LIQUIDITY PROVIDER" is defined in Section 4.15.

       "NOTICE OF BORROWING" means a notice in substantially the form of Exhibit D.

       "NOTICE OF CONVERSION/CONTINUATION" means a notice in substantially the form of Exhibit E.

       "OBLIGATIONS" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Borrower to any Lender, the Agent or any Indemnified Person, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

       "ORGANIZATION DOCUMENTS" means as to any Person which is (i) a corporation, the certificate or articles of incorporation and bylaws of such Person, (ii) a limited liability company, the limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

       "OTHER TAXES" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies (which are understood not to include income taxes) which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

       "PARTICIPANT" has the meaning specified in Section 13.8(a).

       "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

       "PENSION PLAN" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

       "PERCENTAGE" means, for any Committed Lender, the fraction expressed as a percentage, obtained by dividing (i) the Commitment of such Committed Lender by (ii) the Aggregate Commitment.

       "PERCENTAGE FACTOR" means, for each Lender and each Advance in which it holds an Investment, the quotient (expressed as a percentage) of (a) the sum of such Lender's Investment in the Advance divided by (b) the outstanding principal amount of such Advance.

        "PERMITTED LIENS" has the meaning specified in Section 9.1.

       "PERMITTED SWAP OBLIGATIONS" means all obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under Swap Contracts, PROVIDED that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view"; and
(b) such Swap Contracts do not contain any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

       "PERSON" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

       "PLAN" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.

       "PRO RATA SHARE" means, as to any Committed Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender's Unused Commitment divided by the Aggregate Unused Commitment except that, with respect to a Committed Borrowing made by a Subject Bank pursuant to Section 4.2, "PRO RATA SHARE" means 100% of such Committed Borrowing.

       "PROGRAM LOC" means, for Amsterdam, the irrevocable transferable letter of credit No. S579017, dated June 11, 1997, issued by the Amsterdam Enhancer at the request of Amsterdam, and each letter of credit issued in substitution or replacement therefor and, for Windmill, the irrevocable transferable letter of Credit No. S550115, dated November 3, 1995, issued by the Windmill Enhancer at the request of Windmill, and each letter of credit issued in substitution or replacement therefor.

       "PROGRAM UNREIMBURSED DRAW AMOUNT" means the sum of all draws in connection herewith under the applicable Program LOC which have not been reimbursed (whether through the payment of cash or the exchange of assets), together with all interest thereon and all other amounts, if any, payable in connection therewith.

        "PURCHASE AMOUNT" means, for each Committed Lender for any Put of an Advance, such Committed Lender's Purchased Percentage for such Put multiplied by the sum of (a) (i) for the Enhancer, the amount of the applicable Investment of the Conduit in such Advance being transferred pursuant to such Put and (ii) for each Liquidity Provider, the lesser of (A) the amount of the applicable Investment of the Conduit in such Advance being transferred pursuant to such Put and (B) the product of (1) the quotient of the amount of the applicable Investment of the Conduit in such Advance being transferred pursuant to such Put divided by the applicable Investment of the Conduit in such Advance (before giving effect to such Put) multiplied by (2) the applicable Conduit's Investment in such Advance at such time (or, if the Agent cannot determine the applicable Conduit's Investment at such time, at the most recent prior time at which the Agent can determine the applicable Conduit's Investment) outstanding from the Borrower if it is a Qualified Borrower as determined below plus (b) all unpaid interest owed to, or which may become payable to, the applicable Conduit under such Advance (whether or not then due or payable) to the maturity of such Advance. The applicable Conduit shall calculate the Purchase Amount for each Advance subject to a Put on the date of such Put based on the status of a Borrower as a Qualified Borrower as most recently determined by ABN AMRO in connection with an Advance made to such Borrower. Regardless whether such determination was complete or accurate, such calculation shall be conclusive and binding absent manifest error.

       "PURCHASED PERCENTAGE" means, for any Put, for each Committed Lender, its Windmill Ratable Share or Amsterdam Ratable Share, as applicable, or such lesser percentage as is necessary to prevent the Purchase Price of such Lender from exceeding the portion of its Commitment then allocated to Amsterdam or Windmill hereunder, as applicable (unless, in the case of the Enhancer, it elects not to reduce its Purchased Percentage in whole or in part).

       "PURCHASING LIQUIDITY PROVIDER" is defined in Section 13.8(b).

       "PUT" is defined in Section 3.1.

       "QUALIFIED BORROWER" means ABN AMRO determines the Borrower is of investment grade credit quality as of the date an Advance is made to the Borrower based upon financial information available to ABN AMRO for the Borrower and/or the credit rating assigned by one or more nationally recognized rating agencies to the unsecured debt obligations of Borrower. The status of the Borrower as a Qualified Borrower shall be redetermined by ABN AMRO each time an Advance is made to Borrower. In making each such determination ABN AMRO, in its capacity as referral agent, shall determine that ABN AMRO, in its capacity as a commercial lender for its own account applying its normal lending standards, would be willing to finance the purpose of such Advance on the same terms, at an appropriate bank funding rate, as the requested Advance as a borrowing consistent with the Borrower's existing and planned business activities.

       "RATING AGENCY" means Moody's, S&P and any other rating agency which a Conduit chooses to rate its commercial paper notes.

       "RATING CRITERIA" means (i) with respect to an Amsterdam Committed Lender, the short-term rating of such Amsterdam Committed Lender is at least A-1 from S&P and P1 from Moody's, and (ii) with respect to a Windmill Committed Purchaser, the short-term rating of such Windmill Committed Purchaser is at least A-1+ from S&P and P1 from Moody's.

       "RATINGS" means the ratings by the Rating Agencies of a Conduit's commercial paper notes.

       "REFERENCE BANK" means ABN AMRO and any other Lender from time to time designated by the Required Lenders as a Reference Bank.

        "REPLACEMENT LIQUIDITY PROVIDER" is defined in Section 13.8(c).

       "REPORTABLE EVENT" means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30day notice requirement under ERISA has been waived in regulations issued by the PBGC.

       "REQUIRED LENDERS" means, at any time when there is more than one Committed Lender, at least two Committed Lenders having in excess of 66 2/3% of the Commitments or, if the Commitments have been terminated, at least two Committed Lenders then holding in excess of 66 2/3% of the then aggregate unpaid principal amount of the Loans. If at any time there is only one Committed Lender, then Required Lender means such Committed Lender. For purposes of this definition, prior to the termination of the Commitments, each Subject Bank shall be deemed to have a Commitment equal to the outstanding principal amount of its Loans.

       "REQUIREMENT OF LAW" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

       "RESPONSIBLE OFFICER" means the chief executive officer, chief financial officer, treasurer or president of the Borrower, or any other officer having substantially the same authority and responsibility and each other person notified to the Agent in a writing from a Responsible Officer.

        "S&P" means Standard & Poor's Ratings Group.

        "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

       "SIGNIFICANT EVENT" means the occurrence of any one or more of the following:

               (a) (i) the Borrower fails to observe or perform in any material respect any term, covenant or agreement under any Loan Document related to the Borrower, and such failure remains unremedied for ten
       (10) Business Days or (ii) (A) the Borrower fails to make any payment under any Note or other Loan Document when due from the Borrower or
       (B) any representation, warranty, certification or statement made, or deemed to be made, by the Borrower, or pursuant to, any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

               (b)    A Bankruptcy Event occurs with respect to the Borrower;
       or

               (c) there occurs a material adverse change in (i) the creditworthiness, financial condition, business, operations or prospects of the Borrower or (ii) the ability of the Borrower to perform its obligations under any Loan Document; or

               (d) the financial condition of the Borrower is materially different from the most recent written projections of such financial condition given by the Borrower to the Agent; or

               (e) (i) the Borrower's senior short-term unsecured debt (if rated by the relevant Rating Agency at the time the most recent Advance was made to such Borrower) is not rated at least "A-2" by S&P or not rated at least "P-2" by Moody's (or S&P or Moody's has withdrawn such rating), (ii) the Borrower's senior long-term, unsecured debt (if rated by the relevant Rating Agency at the time the most recent Advance was made to Borrower) is rated less than BBB- by S&P or less than Baa3 by Moody's (or S&P or Moody's has withdrawn such rating), or (iii) if the Borrower had no rated debt outstanding at the time the most recent Advance was made to the Borrower, ABN AMRO determines that the Borrower's credit is no longer of investment grade quality; or

               (f) the Borrower fails to satisfy any condition precedent to the borrowing of a Committed Loan set forth in Section 6.2 or any "EVENT OF DEFAULT" shall occur and be continuing under this Agreement.

        "SPECIAL TRANSACTION SUBACCOUNT" means the special transaction subaccount established for this Agreement pursuant to the applicable Conduit's depositary agreement.

       "SUBJECT BANK" is defined in Section 4.2.

       "SUBJECT BANK EVENT" is defined in Section 4.2.

       "SUBJECT BANK LOAN" means any Loan made by a Subject Bank pursuant to
Section 4.2.

       "SUBSIDIARY" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Borrower.

       "SURETY INSTRUMENTS" means all letters of credit (other than commercial letters of credit), bankers' acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

       "SWAP CONTRACT" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, crosscurrency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

       "SWAP PROVIDER" means any Lender, or any Affiliate of any Lender, that is at the time of determination party to a Swap Contract with the Borrower or any Subsidiary.

       "SWAP TERMINATION VALUE" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the marktomarket value(s) for such Swap Contracts, as reasonably determined by the Borrower based upon one or more midmarket or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

       "TAXES" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, respectively, franchise taxes or taxes imposed on or measured by its gross income, net income or capital gains by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or is otherwise doing business or maintains a lending office or other permanent establishment.

       "TELERATE PAGE 3750" means the display designated as "Page 3750" on the Telerate

Service (or other such page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

       "TRANSFER LOAN" means a Loan deemed made by a Committed Lender to the Borrower (through the purchase of an Interest in an Advance) under Article III.

       "TRANSFER SUPPLEMENT" is defined in Section 13.8(b).

       "TYPE" has the meaning specified in the definition of "Committed Loan."

       "UNFUNDED PENSION LIABILITY" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

       "UNITED STATES" and "U.S." each means the United States of America.

       "UNUSED COMMITMENT" is defined in Section 4.1.

       "WHOLLY-OWNED SUBSIDIARY" means any corporation in which (other than directors' qualifying shares, shares or other ownership interests issued to satisfy local ownership requirements and shares or other ownership interests issued for similar legal purposes) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Borrower, or by one or more of the other WhollyOwned Subsidiaries, or both.

       "WINDMILL" is defined in the preamble.

       "WINDMILL AGGREGATE COMMITMENTS" means, as of any date for all Windmill Committed Lenders, the Commitments of all Windmill Committed Lenders.

       "WINDMILL COMMITTED LENDERS" means the Windmill Enhancer and each Liquidity Provider having a short-term debt rating of A-1+ from S&P and P-1 from Moody's.

       "WINDMILL COMMITMENTS" means, for each Windmill Committed Lender
(i) (a) its Commitment multiplied by (b) the Matured Value of all Advances held by Windmill as of such date divided by (ii) the Windmill Aggregate Commitments.

       "WINDMILL ENHANCER" means ABN AMRO as issuer of the Program LOC for Windmill.

       "WINDMILL PERMITTED INVESTMENTS" means (a) evidences of indebtedness, maturing within thirty (30) days after the date of purchase thereof, issued by, or guaranteed by the full faith and credit of, the federal government of the USA, (b) repurchase agreements with banking institutions or broker-dealers registered under the Securities Exchange Act of 1934 the short-term unsecured obligations of which are rated at least "A-1+" (or the equivalent) by S&P and at least "P-1" (or the equivalent) by Moody's which are fully secured by obligations of the kind specified in clause (a), (c) money market funds (i) rated not lower than the highest rating category from Moody's and "AAA m" or "AAAm-g," from S&P or (ii) which are otherwise acceptable to the Rating Agencies or (d) commercial paper issued by any corporation incorporated under the laws of the USA and rated at least "A-1+" (or the equivalent) by S&P and at least "P-1" (or the equivalent) by Moody's.

        "WINDMILL RATABLE SHARE" means, as of any date, for each Windmill Committed Lender, such Lender's Windmill Commitment divided by the lesser of the Windmill Aggregate Commitment and the Matured Value of all Advances held by Windmill as of such date. If, however, on the date any payment for any Put is to be made by the Windmill Committed Lenders, the sum of the outstanding Windmill Interest of the Windmill Enhancer plus Program Unreimbursed Draw Amount of the Windmill Enhancer is in excess of its Windmill Ratable Share of the outstanding Windmill Interest and Program Unreimbursed Draw Amount of all Windmill Committed Lenders, then for purposes of such Put the Windmill Ratable Share of each Windmill Committed Lender shall be replaced with a percentage equal for each Windmill Committed Lender to (a) its Windmill Commitment minus its Windmill Interest acquired from Windmill and, in the case of the Windmill Enhancer, its Program Unreimbursed Draw Amount before such Put (its "EXISTING LOAN AMOUNT") divided by (b) the Windmill Aggregate Commitment minus the sum of the Existing Loan Amounts of all Windmill Committed Lenders.

       SECTION 1.2. OTHER INTERPRETIVE PROVISIONS. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

       (b) The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and clause, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

          (ii) The term "including" is not limiting and means "including without limitation."

          (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including."

          (iv) The term "property" includes any kind of property or asset, real, personal or mixed, tangible or intangible.

     (c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

     (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

     (e) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Lenders by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

     (f) This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by, counsel to the Agent, the Borrower and the other parties hereto, and are the products of all parties. Accordingly, they shall not be construed against the Lenders, or the Agent merely because of the Agent's, or the Lenders' involvement in their preparation.

     SECTION 1.3. ACCOUNTING PRINCIPLES. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

     (b) In the event that GAAP changes during the term of this Agreement such that the covenants contained in Article X would then be calculated in a different manner or with different components or with components which are calculated differently, (i) the parties hereto agree to enter into negotiations with respect to amendments to this Agreement to conform those covenants as criteria for evaluating the Borrower's and its Subsidiaries' financial condition to substantially the same criteria as were effective prior to such change in GAAP, and (ii) the Borrower shall be deemed to be in compliance with the affected covenants contained in Article X during the 90 days following any change in GAAP if and to the extent that the Borrower would have been in compliance herewith under GAAP as in effect immediately before such change; PROVIDED, HOWEVER, that this paragraph shall not be deemed to require the Borrower, the Agent or the Lenders to agree to modify any provision of this Agreement or any of the other Loan Documents to reflect any such change to GAAP and, if, after such 90 days, the parties, in their sole discretion, fail to reach agreement on such modifications, the terms of this Agreement will remain unchanged and the compliance by the Borrower with the covenants contained in
Article X will be calculated in accordance with GAAP as in effect immediately before such change.

     (c) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Borrower.

                                      ARTICLE II

                             UNCOMMITTED CONDUIT FACILITY

     SECTION 2.1. CONDUIT FACILITIES. Subject to the terms and conditions set forth herein, each Conduit may, at its sole discretion make Advances to the Borrower. The principal amount of Advances made by the Conduits, in the aggregate, to the Borrower shall not exceed $333,300,000 (the "MAXIMUM PRINCIPAL AMOUNT") MINUS the aggregate outstanding principal amount of Loans. In addition, no Conduit shall make an Advance if the sum of (a) the Matured Value of all outstanding Advances and (b) the aggregate principal amount of all outstanding Loans would thereby exceed the Aggregate Commitment, and Windmill will not make an Advance if the Matured Value of all outstanding Advances held by Windmill would thereby exceed the Maximum Windmill Commitment. At no time will any Conduit have any obligation to make an Advance hereunder. Each Advance held by a Conduit shall be evidenced by a single promissory note of the Borrower in the form attached hereto as Exhibit A (the "CONDUIT NOTE") payable to the order of the Agent for the benefit of the applicable Conduit and the Committed Lenders.

     SECTION 2.2. MANNER OF BORROWING. (a) In order to request an Advance hereunder, the Borrower must provide to the Agent an irrevocable written request (including by telecopier or other facsimile communication) substantially in the form of Exhibit B, by 10:00 a.m. (Chicago time) three Business Days before the requested Borrowing Date (which must be a Business Day), specifying the requested amount (the "BORROWING AMOUNT") of such Advance, which must be in a minimum amount of $1,000,000 and multiples thereof and any requested Interest Period for such Advance. If (i) the Agent determines that the Borrower is a Qualified Borrower at the time such Advance is made, (ii) no Significant Event has occurred and is continuing, and (iii) a Conduit determines, in its sole discretion, to make the requested Advance, such Conduit shall transfer to the Agent on the requested Borrowing Date the amount of such Advance it is willing to make. The Agent shall transfer to the Borrower the proceeds of any Advance delivered by the applicable Conduit as described above. Following each such funding of an Advance, the Agent shall deliver to the Borrower a confirmation of the principal amount, interest rate and Interest Period of such Advance. Whenever the Borrower requests an Advance, the Agent shall determine whether Windmill or Amsterdam shall make such Advance or whether Windmill and Amsterdam shall each make an Advance, with the aggregate amount of such Advances not to exceed the requested Borrowing Amount. Each request for an Advance hereunder shall constitute a representation or warranty by the Borrower hereunder, as of the date of such request, that (i) no Significant Event shall exist or result from such Advance and (ii) that the conditions set forth in Sections 6.2(b) and
(c) would be satisfied if such Advance were a Committed Loan.

     (b) The Borrower hereby authorizes the Agent to rely upon the telephone or written instructions of any person the Agent in good faith believes is a Responsible Officer, and in all cases the Borrower shall be bound thereby in the same manner as if such person were authorized or such signature were genuine.

     SECTION 2.3. INTEREST RATES AND PAYMENTS. (a) Each Advance from a Conduit shall accrue interest at the CP Rate applicable to the Interest Period for such Advance. In its request for an Advance the Borrower may request the duration of the Interest Period for such Advance, but the Agent shall establish each Interest Period for an Advance to correspond to the maturity of the commercial paper issued to fund such Advance. In no event may any Interest Period extend beyond the Conduit Termination Date.

     (b) The Borrower shall pay interest on each Advance on each Interest Payment Date for such Advance.

     SECTION 2.4. MATURITY DATES; PREPAYMENTS. The principal due on each Advance made hereunder shall be due and payable on the last day of its Interest Period (its "MATURITY DATE"). No Advance hereunder may be prepaid. In no event will an Advance from a Conduit be considered repaid unless and until the applicable Conduit has been paid all interest scheduled to accrue on such Advance to the end of its Interest Period.

     Section 2.5. THE PARTICIPATING INTERESTS. Each Committed Lender, by its acceptance hereof, severally agrees to purchase from each other Committed Lender that has made a Transfer Loan, and each Committed Lender making such Transfer Loans hereby agrees to sell to each such Committed Lender (a "PARTICIPATING BANK"), an undivided percentage participating interest in each Transfer Loan made by Committed Lenders to the extent required hereunder. Such participating interests shall be purchased and sold to the extent necessary to cause the amount of each Participating Bank's participating interest in the Transfer Loans relating to a single Advance to be an amount such that each Committed Lender owns after the sale of such participating interests its Percentage of such Transfer Loans. Upon any purchase of an Advance by the Committed Lenders pursuant to Section 3.1, each Participating Bank shall, not later than the Business Day it receives a request therefor from the Agent (given directly or through the Agent) to such effect, if such request is received before 1:00 P.M. (New York City time), or not later than the following Business Day, if such request is received after such time, pay to the Agent for the account of the Committed Lenders making such Transfer Loans (ratably, in accordance with the amount of such Transfer Loans made by such Committed Lenders) an amount equal to its Percentage of such unpaid or recaptured Transfer Loans less any Purchase Price already paid by such Committed Lender in connection with such Advance together with interest on such amount accrued from the date the payment creating such Transfer Loan was made by the Committed Lenders to the date of such payment by such Participating Bank at a rate per annum equal to (i) from the date the related payment was made by the Committed Lenders making such Transfer Loans to the date two (2) Business Days after payment by such Participating Bank is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two
(2) Business Days after such payment is due from such Participating Bank to the date such payment is made by such Participating Bank, the Base Rate in effect for each such day. Each such Participating Bank shall thereafter be entitled to receive its Percentage of each payment received in respect of the relevant Transfer Loans and of interest paid thereon, with each Committed Lender making such Transfer Loans retaining its Percentage.

     The several obligations of the Participating Banks under this Section 2.5 to each Committed Lender making such Transfer Loans shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Bank may have or have had against the Borrower, any Committed Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Committed Lender that is not a Subject Bank at the time such Transfer Loans are due and payable hereunder. The Agent shall be entitled to offset amounts received for the account of Committed Lenders under this Section against unpaid amounts due from Committed Lenders hereunder (whether as fundings of participations, indemnities or otherwise) but shall not be entitled to offset against amounts owed to the Agent by any Committed Lender arising outside this Agreement.

                                     ARTICLE III

                           SALES FROM CONDUITS; ALLOCATIONS

     SECTION 3.1. REQUIRED PURCHASES FROM CONDUITS. (a) From time to time a Conduit may, and on the Conduit Termination Date or by the Business Day following the date on which the Agent and the Conduits learn of a Significant Event affecting the Borrower which is continuing, the Conduits shall sell any percentage designated by each Conduit of its Interest in the Advances to the Amsterdam Committed Lenders or Windmill Committed Lenders, as appropriate
(each, a "PUT"); PROVIDED, HOWEVER, that, if the Put occurs due to the Conduit Termination Date or a Significant Event the designated percentage shall be one hundred percent (100%) of the Conduit's Interest in all Advances to the Borrower or such lesser percentage as is necessary to obtain the maximum available Purchase Amounts for the applicable Conduit Interest in the Advances to the Borrower from the applicable Committed Lenders. Immediately upon notice from a Conduit to the Agent of a Put, the Agent shall deliver to the applicable Committed Lenders a notification of assignment in the form of Exhibit C (with such changes therein as are acceptable to the Agent) and each such Committed Lender shall purchase from the applicable Conduit for its Purchase Amount(s) its Windmill Ratable Share or Amsterdam Ratable Share, as the case may be, of the Conduit Interest designated by such Conduit. Until used to pay CP Notes issued by the applicable Conduit to fund its interest in the applicable Advances, the Purchase Amount paid by the Committed Lenders in connection with any Put shall be invested in Windmill Permitted Investments and Amsterdam Permitted Investments, as applicable. All earnings on such Windmill Permitted Investments and Amsterdam Permitted Investments shall be for the account of, and shall be promptly remitted to, the Borrower. Such Interest in an Advance acquired by a Committed Lender shall be the principal amount of a Base Rate Transfer Loan owed to such Lender evidenced by the Conduit Note held by such Lender with an Interest Period equal to the remaining term of the Advance in which such Committed Lender acquired an Interest from the applicable Conduit. Each Base Rate Transfer Loan shall be due and payable at the end of its Interest Period, but may, subject to the terms and conditions set forth herein, be refunded with a Committed Loan or may be prepaid at any time. Any Advance (or portion thereof) acquired by the Committed Lenders from a Conduit, together with any interest that accrues thereon, is owed solely to such Committed Lenders and such Conduit's interest in such Advance (or portion thereof) so transferred is fully discharged through such transfer.

     (b) Any sale of any Conduit Interest from a Conduit to any Committed Lender shall be without recourse, representation or warranty except for the representation and warranty that such Interest is being sold by such Conduit free and clear of any Adverse Claim created or granted by such Conduit.

     (c) Each Committed Lender shall transfer to the Agent's Payment Office, by not later than 1:00 p.m. (Chicago time) on the date such funds are requested, an amount equal to such

Committed Lender's Purchase Amount for each Advance in which it is acquiring an Interest; PROVIDED, HOWEVER, that the applicable Enhancer shall be entitled to exchange (which exchange may occur after all draws have been made on the applicable Program LOC in connection with the Put) up to an equal Dollar amount of the Program Unreimbursed Draw Amount at the time of such exchange for all or part of such Enhancer's Purchase Amount. If, on the last day of an Interest Period for an Advance, the Committed Lenders would not be obligated to fund a Loan to the Borrower in a principal amount at least equal to the Matured Value of the Advance maturing on such date, the Committed Lenders will make available to the Agent the amount owed on such Advance that day in payment of the Purchase Amount for a Put. Any payment received from the Borrower on such date in repayment of such Advance shall be treated as a payment of the Interest held by the Committed Lenders in such Advance. In addition, so long as the Committed Lenders are obligated to make Loans to the Borrower on the last day of an Interest Period for an Advance, if the Borrower is no longer a Qualified Borrower or the applicable Conduit is otherwise not making an Advance to refund its outstanding Advance on such date, the Committed Lenders shall make a Loan to the Borrower by paying a Purchase Amount to the Conduit in the amount of the Matured Value of its Advance, and any repayment of such outstanding Advance by the Borrower shall be treated as a payment to the Committed Lenders. To the extent the Borrower does not repay the Matured Value of such Advance on such date, the unpaid amount shall be outstanding as a Loan from the Committed Lenders. In no event shall any payment made to a Conduit on the last day of an Interest Period for an Advance be treated as a repayment by the Borrower of such Advance held by the Conduit unless (a) the Borrower has chosen to repay such Advance and not requested that it be refunded either by a new Advance or by a Loan and (b) the Borrower remains a Qualified Borrower and otherwise fulfills all conditions to the obligation of the Committed Lenders to make Loans equal to at least the Matured Value of such Advance on the last day of its Interest Period. The Agent shall maintain records showing the Interests held by each Conduit and by the Committed Lenders in accordance with the provisions of this Section 3.1, which records shall be conclusive for all purposes in determining the Interests held in each Advance.

     (d) The aggregate amount paid or exchanged by each Committed Lender pursuant to Sections 3.1(b) and 3.1(c) for any purchase of an Interest in an Advance shall be allocated among clauses (a) and (b) of the definition of Purchase Amount proportionately in accordance with the amount of each such component in such clauses.

     (e) The proceeds from each Put received by a Conduit shall be transferred into its Special Transaction Subaccount and used solely to pay that portion of the outstanding CP Notes of the applicable Conduit issued to fund or maintain the Conduit Interest in the Advance(s) subject to such Put.

     (f) The obligation of each Committed Lender to make any purchase from a Conduit pursuant to this Section 3.1 shall be the several and not joint obligation of each Committed Lender and shall be absolute and unconditional; PROVIDED, HOWEVER, that no Committed Lender shall have an obligation to make any such purchase if at the time thereof (i) the applicable Conduit shall have voluntarily commenced any proceeding or filed any petition under any bankruptcy, insolvency or similar law seeking the dissolution, liquidation or reorganization of such Conduit or (ii) involuntary proceedings or an involuntary petition shall have been commenced or filed against such Conduit under any bankruptcy, insolvency or similar law seeking the dissolution, liquidation or reorganization of such Conduit and such proceeding or petition shall not have been dismissed or stayed for a period of thirty (30) days, or any of the actions sought in such proceeding or petition (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, such Conduit or for any substantial part of such Conduit's property) shall occur.

                                      ARTICLE IV

                                THE COMMITTED CREDITS

     SECTION 4.1. AMOUNTS AND TERMS OF COMMITMENTS. Each Committed Lender severally agrees, on the terms and conditions set forth herein, to make Loans to the Borrower from time to time on any Business Day during the period from the Closing Date to the Liquidity Termination Date, in an aggregate outstanding amount not to exceed at any time the amount set forth on Schedule 4.1 (such amount as the same may be reduced under Section 4.6 or as a result of one or more assignments under Section 13.8, the Lender's "COMMITMENT"); PROVIDED, HOWEVER, that, any Committed Borrowing shall not exceed the Aggregate Unused Commitment; and FURTHER PROVIDED, that the aggregate principal amount of all Committed Loans made by a Lender on any day shall not at any time exceed such Lender's Commitment minus such Lender's Percentage of the sum of (i) the outstanding principal amount of all Loans (other than Subject Bank Loans) and
(ii) the Matured Value of all outstanding Advances (the Committed Lender's "UNUSED COMMITMENT"). Within the limits of each Lender's Unused Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 4.1, prepay under Section 4.7 and, prior to the Liquidity Termination Date, reborrow under this Section 4.1.

     SECTION 4.2 SUBJECT BANK LOANS. In the event that (i) a decline in or withdrawal of the short-term rating of a Liquidity Provider causes the Rating Criteria to cease to be satisfied or (ii) a Liquidity Provider is a Non-extending Liquidity Provider under Section 4.15 (any such event being a "SUBJECT BANK EVENT" and any such Liquidity Provider, a "SUBJECT BANK"), and such Liquidity Provider is not replaced pursuant to Section 13.8 within 25 days of such Subject Bank Event, then the Borrower may, by delivery of a Notice of Borrowing to the Agent, require such Subject Bank to make a Subject Bank Loan in an amount equal to the excess of such Subject Bank's Commitment over the then outstanding aggregate principal balance of such Subject Bank's Loans.

     SECTION 4.3. LOAN ACCOUNTS. (a) The Committed Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Committed Loans made by the Committed Lenders to the Borrower for the account of the Borrower, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount actually owing with respect to the Committed Loans.

     (b) Upon the request of any Committed Lender made through the Agent, the Committed

Loans made by such Committed Lender may be evidenced by one or more notes in the form of Exhibit H ("COMMITTED LOAN NOTES") instead of or in addition to loan accounts. Each such Committed Lender may endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Committed Loan made by it and the amount of each payment of principal made by the Borrower with respect thereto. Each such Committed Lender is irrevocably authorized by the Borrower to endorse its Note(s) and each Committed Lender's record shall be conclusive absent manifest error; PROVIDED, HOWEVER, that the failure of a Committed Lender to make, or an error in making, a notation thereon with respect to any Committed Loan shall not limit or otherwise affect the actual obligations of the Borrower hereunder or under any such Note to such Committed Lender.

     SECTION 4.4. PROCEDURE FOR COMMITTED BORROWING. (a) Each Committed Borrowing shall be made upon the Borrower's irrevocable telephonic notice, confirmed in writing, delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 11:30 a.m. New York City time) (i) three Business Days prior to the requested Borrowing Date, in the case of LIBOR Rate Committed Loans; and (ii) on the requested Borrowing Date, in the case of Base Rate Committed Loans, specifying:

          (A) the amount of the Committed Borrowing, which shall be (i) in the case of Base Rate Committed Loans, in an aggregate minimum amount of $1,000,000 or an integral multiple of $100,000 in excess thereof (or in the case of a Subject Bank, if less, the amount of such Subject Bank's Commitment less the then outstanding principal balance of such Subject Bank's Loans) and (ii) in the case of LIBOR Rate Committed Loans, in an aggregate minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

          (B)  the requested Borrowing Date, which shall be a Business Day;

          (C)  the Type of Loans comprising the Committed Borrowing; and

          (D) if such Committed Borrowing is to be a LIBOR Rate Committed Loan, the duration of the Interest Period applicable to such Committed Loan included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any such Committed Borrowing, such Interest Period shall be one month.

     (b) The Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender's Pro Rata Share of that Committed Borrowing.

     (c) Each Lender will make the amount of its Pro Rata Share of each Committed Borrowing available to the Agent for the account of the Borrower at the Agent's Payment Office by 1:00 p.m. New York City time (in the case of a LIBOR Rate Committed Loan) or 2:30 p.m. New York City time (in the case of a Base Rate Committed Loan) on the Borrowing Date requested by the Borrower in funds immediately available to the Agent. The proceeds of all such Committed Loans will then be made available to the Borrower by the Agent by wire transfer by 4:00 p.m. New York City time on the Borrowing Date in accordance with written instructions provided to the Agent by the Borrower of like funds in United States dollars as received by the

Agent.

     (d) After giving effect to any Committed Borrowing, unless the Agent shall otherwise consent, there may not be more than ten different Interest Periods in effect in respect of all Committed Loans then outstanding.

     SECTION 4.5. CONVERSION AND CONTINUATION ELECTIONS FOR LOANS. (a) The Borrower may, upon irrevocable written notice to the Agent in accordance with
Section 4.5(b):

          (i) with respect to any Base Rate Committed Loans, elect, as of any Business Day, to convert any such Base Rate Committed Loans, or any part thereof, in an amount not less than $5,000,000 or that is in an integral multiple of $1,000,000 in excess thereof into LIBOR Rate Committed Loans; or

          (ii) with respect to any LIBOR Rate Committed Loans, elect, as of the last day of the applicable Interest Period, to (x) continue any LIBOR Rate Committed Loans having Interest Periods expiring on such day, or any part thereof, in an amount not less than $5,000,000 or that is in an integral multiple of $1,000,000 in excess thereof or (y) convert any LIBOR Rate Committed Loans having Interest Periods expiring on such date, or any part thereof, in an amount not less than $1,000,000 or that is an integral multiple of $100,000 in excess thereof into Base Rate Committed Loans.

     (b) The Borrower shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 11:30 a.m. (New York City time) at least
(i) three Business Days in advance of the Conversion/Continuation Date, if the Committed Loans are to be converted into or continued as LIBOR Rate Committed Loans; and (ii) on the Business Day of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Committed Loans, specifying:

          (A)  the proposed Conversion/Continuation Date;

          (B) the aggregate amount of Committed Loans to be converted or continued;

          (C) the Type of Committed Loans resulting from the proposed conversion or continuation; and

          (D) in the case of continuations of or conversions into LIBOR Rate Committed Loans, the duration of the requested Interest Period.

     (c) If upon the expiration of any Interest Period, the Borrower has failed to select timely a new Interest Period applicable to LIBOR Rate Committed Loans, or if any Event of Default then exists, the Borrower shall be deemed to have elected to convert the relevant LIBOR Rate Committed Loans into Base Rate Committed Loans effective as of the expiration date of such Interest Period.

     (d) The Agent will promptly notify each Committed Lender of its receipt of a Notice of

Conversion/Continuation, or, if no timely notice is provided by the Borrower, the Agent will promptly notify each Committed Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Committed Loans with respect to which the notice was given held by each Committed Lender.

     (e) Unless the Required Lenders otherwise consent, during the existence of an Event of Default, the Borrower may not elect to have a Committed Loan converted into or continued as a LIBOR Rate Committed Loan.

     (f) After giving effect to any conversion or continuation of Committed Loans, unless the Agent shall otherwise consent, there may not be more than ten different Interest Periods in effect in respect of all Committed Loans then outstanding.

     SECTION 4.6. VOLUNTARY TERMINATION OR REDUCTION OF COMMITMENTS. The Borrower may, upon not less than three Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof; unless after giving effect thereto and to any prepayments of Committed Loans made on the effective date thereof, the outstanding principal amount of all Loans plus the Matured Value of all outstanding Advances would exceed the Aggregate Commitment then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Aggregate Commitment shall be applied to each Lender according to its Pro Rata Share. All accrued commitment fees to, but not including, the effective date of any reduction or termination of Commitments shall be paid on the next quarter end date.

     SECTION 4.7. OPTIONAL PREPAYMENTS. Subject to Section 5.4, the Borrower may, at any time or from time to time, upon not less than three Business Days' irrevocable notice by 11:30 a.m. New York City time (or on the same Business Day's irrevocable notice by 1:30 p.m. New York City time in the case of Base Rate Loans) to the Agent, ratably prepay Loans in whole or in part, in minimum amounts of $5,000,000 or any multiple of $1,000,000 in excess thereof (in the case of LIBOR Rate Loans) or in minimum amounts of $1,000,000 or any multiple of $100,000 in excess thereof (in the case of Base Rate Committed Loans). Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Agent will promptly notify each Committed Lender of its receipt of any such notice, and of such Committed Lender's Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid (in the case of LIBOR Rate Committed Loans only) and any amounts required pursuant to
Section 5.4. If requested by the Borrower in connection with a potential prepayment, the Agent shall promptly provide a reasonable good faith estimate of the amounts which would be payable under Section 5.4 in connection with such potential prepayment.

     SECTION 4.8. REPAYMENT. The Borrower shall repay to the Lenders on November 24, 2003 the aggregate principal amount of Committed Loans outstanding on such date. Committed

Loans repaid after the Liquidity Termination Date may not be reborrowed.

     SECTION 4.9. INTEREST. (a) Each Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the LIBOR Rate PLUS the Applicable Margin or the Base Rate, as the case may be (and subject to the Borrower's right to convert to other Types of Loans under Section 4.5).

     (b) Interest on each Committed Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Committed Loans under Section 4.9 for the portion of the Committed Loans so prepaid (for LIBOR Rate Committed Loans only) and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Required Lenders.

     (c) Notwithstanding clause (a) of this Section, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations to the Committed Lenders, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for Loans with respect to the Liquidity Providers and 2% per annum to the Applicable Margin then in effect for Loans with respect to the Enhancer and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 2%; PROVIDED, HOWEVER, that, on and after the expiration of any Interest Period applicable to any LIBOR Rate Committed Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 2% per annum for loans with respect to the Liquidity Provider and 2% per annum with respect to Loans of the Enhancer.

     (d) Anything herein to the contrary notwithstanding, the obligations of the Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law.

     SECTION 4.10.  FEES.

     (a) FEE LETTER. The Borrower shall pay the fees to the Agent and Enhancer, as required by the letter agreement between the Borrower and the Agent dated November 24, 1998 (such letter agreement referred to as the "FEE LETTER").

     (b) COMMITMENT FEES. The Borrower shall pay to the Agent for the account of each Liquidity Provider a commitment fee on each Liquidity Provider's average daily Conduit Portion multiplied by the average daily Unused Commitment of such Liquidity Provider, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter, at the rate set forth in the definition of Applicable Margin for the Conduit Commitment Fee. The
Borrower shall pay to the Agent for the account of each Liquidity Provider a commitment fee on each Liquidity Provider's average daily Loan Portion multiplied by the average daily Unused Commitment of such Liquidity Provider, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter, at the rate set forth in the definition of Applicable
Margin for the Loan Commitment Fee. The Borrower shall pay to the Agent for the account of the Liquidity Providers a program fee on the sum of such Liquidity Providers' Amsterdam Ratable Share and Windmill Ratable Share of the average daily outstanding Advances, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter as calculated by the Agent, at the rate set forth in the definition of Applicable Margin for Program Fees. Such fees shall accrue from the Closing Date to the Liquidity Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter through the Liquidity Termination Date, commencing with the calendar quarter ending December 31, 1998 with the final payment to be made on the Liquidity Termination Date. The fees provided in this clause shall accrue at all times after the abovementioned commencement date, including at any time during which one or more conditions in Article VI are not met.

     SECTION 4.11. COMPUTATION OF FEES AND INTEREST. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by ABN AMRO's "prime lending rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365- or 366-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

     (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

     (c) If any Reference Bank's Commitment terminates (other than on termination of all the Commitments), or for any reason whatsoever the Reference Bank ceases to be a Lender hereunder, that Reference Bank shall thereupon cease to be a Reference Bank, and the LIBOR Rate shall be determined on the basis of the rates as notified by the remaining Reference Banks.

     (d) Each Reference Bank shall use its best efforts to finish quotations of rates to the Agent as contemplated hereby. If any of the Reference Banks fails to supply such rates to the Agent upon its request, the rate of interest shall be determined on the basis of the quotations of the remaining Reference Bank(s).

     SECTION 4.12. PAYMENTS BY THE BORROWER. (a) All payments to be made by the Borrower shall be made without setoff, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Agent for the account of the Lenders at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (New York City time) on the date specified herein. Any payment received by the Agent later than 11:00 a.m. (New York City time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

     (b) Subject to the provisions set forth in the definition of "INTEREST PERIOD" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

     (c) Unless the Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

     SECTION 4.13. ASSUMED PAYMENTS. Unless the Agent shall have received notice from the applicable Committed Lender before the date of any Put or of any Committed Loan that such Lender will not make available to the Agent the amount it is scheduled to remit as part of such Put or Committed Loan, the Agent may assume such Committed Lender has made such amount available to the Agent when due (an "ASSUMED PAYMENT") and, in reliance upon such assumption, the Agent may (but shall have no obligation to) make available such amount to the appropriate Person. If and to the extent that any Committed Lender shall not have made its Assumed Payment available to the Agent, such Committed Lender hereby agrees to pay the Agent forthwith on demand such unpaid portion of such Assumed Payment up to the amount of funds actually paid by the Agent, together with interest thereon for each day from the date of such payment by the Agent until the date the requisite amount is repaid to the Agent, at a rate per annum equal to the Federal Funds Rate plus 2%.

     SECTION 4.14. SHARING OF PAYMENTS, ETC.. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans and Advances in its favor any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans and Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them according to their respective ratable share (or other share contemplated hereunder); PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 13.10) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The

Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

     SECTION 4.15.  EXTENSION OF LIQUIDITY TERMINATION DATE.

     (a) The Borrower may, by notice to the Agent (which shall promptly notify the Committed Lenders) not less than 30 days and not more than 60 days prior to the Liquidity Termination Date then in effect hereunder (the "EXISTING LIQUIDITY TERMINATION DATE"), request that the Liquidity Providers extend the Existing Liquidity Termination Date for an additional 364 days from the Consent Date (as defined below); PROVIDED that in no event shall the Liquidity Termination Date be extended beyond November 19, 2003. Each Liquidity Provider, acting in its sole discretion, shall, by notice to the Borrower and the Agent given on or before the date (herein, the "CONSENT DATE") that is 30 days prior to the Existing Liquidity Termination Date (except that, if such date is not a Business Day, the Consent Date shall be the next succeeding Business Day), advise the Borrower whether or not such Liquidity Provider agrees to such extension; PROVIDED that any notice agreeing to such extension that is given prior to the Consent Date may be revoked before the Consent Date, but on the Consent Date such notice shall become irrevocable; and PROVIDED FURTHER that each Liquidity Provider that determines not to extend the Liquidity Termination Date (a "NON-EXTENDING LIQUIDITY PROVIDER") shall notify the Agent (which shall notify the other Liquidity Providers) of such fact promptly after such determination (but in any event no later than the Consent Date) and any Liquidity Provider that does not advise the Borrower on or before the Consent Date shall be deemed to be a Non-extending Liquidity Provider. The election of any Liquidity Provider to agree to such extension shall not obligate any other Liquidity Provider to so agree.

     (b) The Borrower shall have the right on or before the Existing Liquidity Termination Date to replace each Non-extending Liquidity Provider with, and otherwise add to this Agreement, one or more other banks (which may include any Liquidity Provider, each prior to the Existing Liquidity Termination Date an "ADDITIONAL LIQUIDITY PROVIDER") pursuant to Section 13.8 hereof. The Borrower shall also have the right at any time to replace a Subject Bank with another Liquidity Provider pursuant to Section 13.8 hereof.

     (c) If the Borrower requests pursuant to subsection (a) above that the Liquidity Termination Date be extended and the Enhancer and Liquidity Providers having Commitments totaling at least 66 2/3% of the Commitments of all Liquidity Providers as of the Existing Liquidity Termination Date shall have consented to such extension pursuant to subsection (a) above, then, effective as of the Existing Liquidity Termination Date, the Existing Liquidity Termination Date shall be extended to the date falling 364 days after the Consent Date (except that, if such date is not a Business Day, such Liquidity Termination Date as so extended shall be the next preceding Business Day) and each Additional Liquidity Provider shall thereupon become a "LIQUIDITY PROVIDER" for all purposes of this Agreement. Even if the Existing Liquidity Termination Date is extended as aforesaid, the Commitment of each Non-extending Liquidity Provider shall, subject to Section 4.2, terminate on the Existing Liquidity Termination Date.

                                      ARTICLE V

                        TAXES, YIELD PROTECTION AND ILLEGALITY

     SECTION 5.1. TAXES. (a) Any and all payments by the Borrower to each Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Borrower shall pay all Other Taxes.

     (b) If the Borrower shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

           (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

           (ii)  the Borrower shall make such deductions and withholdings;

          (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

           (iv) the Borrower shall also pay to each Lender or the Agent for the account of such Lender, at the time interest is paid, Further Taxes in the amount that the respective Lender specifies as necessary to preserve the aftertax yield the Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

     (c) The Borrower agrees to indemnify and hold harmless each Lender and the Agent for the full amount of (i) Taxes, (ii) Other Taxes, and (iii) Further Taxes (except, in each case, to the extent arising from a Lender's failure to provide an appropriately completed and accurate (in all material respects) form under Section 12.10) in the amount that the respective Lender specifies as necessary to preserve the aftertax yield such Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted; PROVIDED, that if requested in writing by the Borrower (with such request to include a reaffirmation of the indemnification provisions hereunder), such Lender shall, at the sole cost and expense of the Borrower (such costs and expenses to be subject to reimbursement by the Lender on a basis which is proportionate to the amount of the refund paid to the Lender, on the one hand, and the amount of the refund paid to the Borrower, on the other hand), provide reasonable cooperation in attempting to obtain a refund of such Taxes, Other Taxes or Further Taxes. Payment under this indemnification shall be made within 30 days after the date the applicable Lender or the Agent makes written demand therefor.

     (d) Within 30 days after the date of any payment by the Borrower of Taxes, Other Taxes or Further Taxes, the Borrower shall furnish to each Lender or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or the Agent.

     (e) If the Borrower is required to pay any amount to any Lender or the Agent pursuant to clause (b) or (c) of this Section, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the sole judgment of such Lender is not otherwise disadvantageous to such Lender.

     SECTION 5.2. ILLEGALITY. (a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make LIBOR Rate Committed Loans then, on notice thereof by the Lender to the Borrower through the Agent, any obligation of that Lender to make LIBOR Rate Committed Loans shall be suspended until the Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. While such obligation is so suspended, any LIBOR Rate Committed Loans requested by the Borrower shall be deemed for purposes of such Lender to be a request for a Base Rate Committed Loan, which Base Rate Committed Loan shall be deemed to have the same Interest Period as the LIBOR Rate Committed Loan actually requested.

     (b) If a Lender determines that it is unlawful for such Lender to maintain any LIBOR Rate Committed Loan, the Borrower shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such LIBOR Rate Committed Loan of that Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such LIBOR Rate Committed Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such LIBOR Rate Committed Loan. If the Borrower is required to so prepay any LIBOR Rate Committed Loan then concurrently with such prepayment, the Borrower shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Committed Loan which Base Rate Committed Loan shall be deemed to have the same Interest Period as the LIBOR Rate Committed Loan which is concurrently repaid.

     (c) Before giving any notice to the Agent under this Section, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Committed Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

     SECTION 5.3. INCREASED COSTS AND REDUCTION OF RETURN. (a) If any Lender reasonably determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR Rate or in respect of the assessment rate payable by any Lender to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) not due to an adverse change in the financial condition of such Lender, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Committed Loans, then the Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs; PROVIDED, that the Borrower's obligation to pay any amount under this Section shall be limited to amounts attributable to the period commencing thirty days prior to the date on which the Agent gave the Borrower notice of the event entitling it to such payment.

     (b) If any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation,
(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender (not due to an adverse change in the financial condition of such Lender) with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) determines that the amount of such capital is increased after the date hereof as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Borrower through the Agent, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase; PROVIDED, that the Borrower's obligation to pay any amount under this Section shall be limited to amounts attributable to the period commencing thirty days prior to the date on which the Agent gave the Borrower notice of the event entitling it to such payment.

     SECTION 5.4. FUNDING LOSSES. The Borrower shall reimburse each Lender and hold each Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of:

          (a) the failure of the Borrower to make on a timely basis any payment of principal of any LIBOR Rate Committed Loan due to the Borrower's failure to comply with the conditions set forth in Section 6.2;

          (b) the failure of the Borrower to borrow a LIBOR Committed Loan, continue or convert a Committed Loan into a LIBOR Committed Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

          (c) the failure of the Borrower to make any prepayment of any LIBOR Committed Loan in accordance with any notice delivered under Section 4.7;

          (d) the prepayment or other payment (including after acceleration thereof) of a LIBOR Rate Committed Loan on a day that is not the last day of the relevant Interest

     Period; or

          (e) the automatic conversion under Section 5.5 of any LIBOR Rate Committed Loan to a Base Rate Committed Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Committed Loans, as the case may be, or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section, each LIBOR Rate Committed Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the LIBOR Rate for such LIBOR Rate Committed Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Committed Loan is in fact so funded.

     SECTION 5.5. INABILITY TO DETERMINE RATES. If any Reference Bank or the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Committed Loan, or that the LIBOR Rate applicable pursuant to Section 4.9(a) for any requested Interest Period with respect to a proposed LIBOR Rate Committed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Committed Loans hereunder shall be suspended until the Agent upon the instruction of the Required Lenders revokes such notice in writing. Upon receipt of such notice, the Borrower may at least 3 days prior to date of the proposed Borrowing or Conversion/Continuation revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it by written notice to Agent. If the Borrower does not revoke such Notice, the Lenders shall make, convert or continue the Committed Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Committed Loans shall be made, converted or continued as Base Rate Committed Loans instead of LIBOR Rate Committed Loans.

     SECTION 5.6. CERTIFICATES OF LENDERS. Any Lender claiming reimbursement or compensation under this Article V shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and the basis for, and calculation of, such claim and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

     SECTION 5.7. SURVIVAL. The agreements and obligations of the Borrower in this Article V shall survive the payment of all other Obligations.

                                      ARTICLE VI

                                 CONDITIONS PRECEDENT

     SECTION 6.1. CONDITIONS TO EFFECTIVENESS OF THIS AGREEMENT. The obligation of each Committed Lender hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance reasonably satisfactory to the Agent and each Committed Lender, and in sufficient copies for each Lender:

          (a) THIS AGREEMENT AND NOTES. This Agreement and (to the extent required under Sections 2.2 and 4.3) the Notes executed by each party thereto;

          (b)  RESOLUTIONS; INCUMBENCY.

               (i) Copies of the resolutions of the board of directors of the Borrower authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower; and

               (ii) A certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

          (c) ORGANIZATION DOCUMENTS; GOOD STANDING. Each of the following documents:

               (i) the articles or certificate of incorporation and the bylaws of the Borrower as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Borrower as of the Closing Date; and
               (ii) a good standing certificate for the Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation as of a recent date;

          (d) LEGAL OPINIONS. An opinion of the Borrower's general counsel addressed to the Agent and the Lenders, substantially in the form of Exhibit G1 and an opinion of Dorsey & Whitney LLP, outside counsel to Borrower, addressed to the Agent and the Lenders, substantially in the form of Exhibit G-2;

          (e) PAYMENT OF FEES. Evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of ABN AMRO to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute ABN AMRO's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (PROVIDED that such estimate shall not thereafter preclude final settling of accounts between the Borrower and ABN AMRO).

          (f) CERTIFICATE. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

               (i) the representations and warranties contained in Article VII are true and correct on and as of such date, as though made on and as of such date;

               (ii) no Default or Event of Default exists or would result from the initial Borrowing;

              (iii) there has occurred since October 31, 1997, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

          (g) OTHER DOCUMENTS. Such other approvals, opinions, documents or materials as the Agent or any Lender may reasonably request.

     SECTION 6.2. CONDITIONS TO ALL COMMITTED LOANS. The obligation of each Lender to make any Committed Loan to be made by it or to continue or convert any Committed Loan under Section 4.5 is subject to the satisfaction of the following conditions precedent on the relevant disbursement date or Conversion/Continuation Date:

          (a) NOTICE, APPLICATION. As to any Committed Loan, the Agent shall have received (with, in the case of the initial Loan only, a copy for each Lender) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable.

          (b) CONTINUATION OF REPRESENTATIONS AND WARRANTIES. As to the making of any Committed Loan, the representations and warranties in Article VII (other than the representation set forth in Section 7.11(b)) shall be true and correct on and as of such Borrowing Date with the same effect as if made on and as of such disbursement date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

          (c) NO EXISTING DEFAULT. No Default or Event of Default shall exist or shall result from such Borrowing or no Event of Default shall exist or shall result from such continuation or conversion.

Each Notice of Borrowing and Notice of Conversion/Continuation submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice and as of each disbursement date or Conversion/Continuation Date, as applicable, that the applicable conditions in this Section 6.2 are satisfied. Nothing in this
Section 6.2 limits the obligations (including those in Section 3.1) of each Committed Lender to any Conduit.

                                     ARTICLE VII

                            REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Agent and each Lender that:

     SECTION 7.1.   CORPORATE EXISTENCE AND POWER.  The Borrower and each of its
Subsidiaries:

          (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

          (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

          (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     SECTION 7.2. CORPORATE AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document, have been duly authorized by all necessary corporate action, and do not and will not:

          (a) contravene the terms of any of the Borrower's Organization Documents;

          (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Borrower or any of its Subsidiaries is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

          (c)  violate any Requirement of Law.

     SECTION 7.3. GOVERNMENTAL AUTHORIZATION No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.

     SECTION 7.4. BINDING EFFECT. This Agreement and each other Loan Document constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

     SECTION 7.5. LITIGATION. Except as specifically disclosed in Schedule 7.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, its Subsidiaries or any of their respective properties which:

          (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

          (b) if determined adversely to the Borrower or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

     SECTION 7.6. NO DEFAULT. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower. As of the Closing Date, neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 11.1(e).

     SECTION 7.7.   ERISA COMPLIANCE.  Except as specifically disclosed in
Schedule 7.7:

          (a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law except for such noncompliance as could not, individually or in the aggregate, have a Material Adverse Effect. Each Plan which is intended to qualify under
     Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any material Unfunded Pension Liability;
     (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; PROVIDED that the aggregate of all such amounts in cases of clauses (ii), (iii) and (iv) cannot exceed $5,000,000.

     SECTION 7.8. USE OF PROCEEDS, MARGIN REGULATIONS. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by
Section 8.12 and Section 9.7. Neither the Borrower nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

     SECTION 7.9. TITLE TO PROPERTIES. The Borrower and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

     SECTION 7.10. TAXES. The Borrower and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

     SECTION 7.11. FINANCIAL CONDITION. (a) The audited consolidated financial statements (and footnotes thereto) of the Borrower and its Subsidiaries dated October 31, 1997, and the unaudited financial statements (and footnotes thereto) of the Borrower and its Subsidiaries dated July 31, 1998, in each case together with the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal period ended on that date:

           (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

          (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

         (iii) except as specifically disclosed in Schedule 7.11, show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for material taxes, material commitments and Contingent Obligations.

     (b)  Since July 31, 1998, there has been no Material Adverse Effect.

     SECTION 7.12. ENVIRONMENTAL MATTERS. (a) Except as specifically disclosed in Schedule 7.12, the ongoing operations of the Borrower and each of its Subsidiaries comply in all respects with all Environmental Laws, except such noncompliance which would not (if enforced in accordance with applicable law) result in liability in excess of $5,000,000 in the aggregate.

     (b) Except as specifically disclosed in Schedule 7.12, the Borrower and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("ENVIRONMENTAL PERMITS") and necessary for their respective ordinary course operations, all such Environmental Permits are in good standing, and the Borrower and each of its Subsidiaries are in compliance with all material terms and conditions of such Environmental Permits.

     (c) Except as specifically disclosed in Schedule 7.12, none of the Borrower, any of its Subsidiaries or any of their respective present property or operations, is subject to any outstanding written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

     (d) Except as specifically disclosed in Schedule 7.12, there are no Hazardous Materials or other conditions or circumstances existing with respect to any property of the Borrower or any Subsidiary, or arising from operations prior to the Closing Date, of the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Borrower and its Subsidiaries in excess of $5,000,000 in the aggregate for any such condition, circumstance or property. In addition, (i) neither the Borrower nor any Subsidiary has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials offsite, and
(ii) the Borrower and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment (which is either material or for which notification is required by applicable law) and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

     SECTION 7.13. REGULATED ENTITIES. None of the Borrower, any Person controlling the Borrower, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

     SECTION 7.14. NO BURDENSOME RESTRICTIONS. Neither the Borrower nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

     SECTION 7.15. COPYRIGHTS, PATENTS, TRADEMARKS AND LICENSES, ETC. The Borrower or its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person except where such failure to own or license would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, no material slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 7.5, no claim or litigation regarding any of the foregoing is pending or threatened in writing, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     SECTION 7.16. SUBSIDIARIES. As of the date hereof, the Borrower has no Subsidiaries other than those specifically disclosed in part (a) of Schedule
7.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 7.16.

     SECTION 7.17. INSURANCE. Except as specifically disclosed in Schedule 7.17, the properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.

     SECTION 7.18. SWAP OBLIGATIONS. Neither the Borrower nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations.

     SECTION 7.19. FULL DISCLOSURE. None of the representations or warranties made by the Borrower or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Borrower to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

     SECTION 7.20. YEAR 2000 COMPATIBILITY. The Borrower and its Subsidiaries are reviewing the areas within their business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by the Borrower and its Subsidiaries in their business operations may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date on or after December 31,
1999), and are making related appropriate inquiry of material suppliers and vendors. Based on such review and program the Borrower believes that, to the best of its information, the "Year 2000 Problem" will not have a Material Adverse Effect on the Borrower.

                                     ARTICLE VIII

                                AFFIRMATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, or any Advance or Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders and Conduits waive compliance in writing:

     SECTION 8.1. FINANCIAL STATEMENTS. The Borrower shall deliver to the Agent, in form and detail satisfactory to the Agent and the Required Lenders, with sufficient copies for each Lender:

          (a) as soon as available, but not later than 90 days after the end of each fiscal year (commencing with the fiscal year ended October 31, 1998), a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Arthur Andersen LLP or another nationallyrecognized independent public accounting firm ("INDEPENDENT AUDITOR") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years; it being understood that if the Borrower's annual report filed on Form 10K with the SEC contains the information and the report required above, delivery of such 10K shall be sufficient for purposes of satisfying the foregoing. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower's or any Subsidiary's records; and

          (b) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended January 31, 1999), a copy of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith yearend audit adjustments), the financial position and the results of operations of the Borrower and the Subsidiaries; it being understood that if the Borrower's quarterly report filed on Form 10Q with the SEC contains the information required above, delivery of such 10Q shall be sufficient for purposes of satisfying the foregoing.

     SECTION 8.2. CERTIFICATES, OTHER INFORMATION. The Borrower shall furnish to the Agent, with sufficient copies for each Lender:

          (a) concurrently with the delivery of the financial statements referred to in Section 8.1(a) a certificate of the Independent Auditor stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of the financial statements referred to in Sections 8.1(a) and (b), a Compliance Certificate executed by a Responsible Officer;

          (c) promptly, copies of all financial statements and reports that the Borrower sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Borrower or any Subsidiary may make to, or file with, the SEC;

          (d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Agent or any Lender may from time to time reasonably request.

     SECTION 8.3. NOTICES. The Borrower shall promptly notify the Agent and each Lender:

          (a) of the occurrence of any Default, Event of Default or Significant Event, and of the occurrence or existence of any event or circumstance which with the passage of time would become a Default, Event of Default or Significant Event;

          (b) of (i) any breach or nonperformance of, or any default under, any Contractual Obligation of the Borrower or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect; and
     (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

          (c) of the commencement of, or entry of judgment or disposition of, any litigation or proceeding affecting the Borrower or any Subsidiary (i) in which the amount of damages claimed is $10,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

          (d) upon, but in no event later than 15 days after, becoming aware of any and all Environmental Claims and other enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any Subsidiary or any of their respective properties pursuant to any applicable Environmental Laws that could reasonably be expected to have a Material Adverse Effect;

          (e) of any other litigation or proceeding affecting the Borrower or any of its Subsidiaries which the Borrower would be required to report to the SEC pursuant to the Exchange Act, within four days after reporting the same to the SEC;

          (f) of the occurrence of any of the following events affecting the Borrower or any ERISA Affiliate (but in no event more than 15 days after such event), and deliver to the Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event:

               (i) an ERISA Event which could give rise to a liability of the Borrower or an ERISA Affiliate in excess of $500,000;

               (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;

              (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower or any ERISA Affiliate; or

               (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

          (g) of any material change in accounting policies or financial reporting practices by the Borrower or any of its consolidated Subsidiaries;

          (h) upon the request from time to time of the Agent, the Swap Termination Values, together with a description of the method by which such amounts were determined, relating to any thenoutstanding Swap Contracts to which the Borrower or any of its Subsidiaries is party; and

          (i) of any change in any rating by any Rating Agency of the long-term unsecured indebtedness of the Borrower.

     Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under
Section 8.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

     SECTION 8.4.   PRESERVATION OF CORPORATE EXISTENCE, ETC.  Subject to
Section 9.3, the Borrower shall, and shall cause each Subsidiary to:

          (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

          (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in connection with transactions permitted by Section 9.3 and sales of assets permitted by Section 9.2, the nonpreservation of which could reasonably be expected to have a Material Adverse Effect;

          (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

          (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the nonpreservation of which could reasonably be expected to have a Material Adverse Effect.

     SECTION 8.5. MAINTENANCE OF PROPERTY. The Borrower shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

     SECTION 8.6. INSURANCE. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers' compensation insurance, public liability and property and casualty insurance. Upon request of the Agent or any Lender, the Borrower shall furnish the Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer of the Borrower (and, if requested by the Agent, any insurance broker of the Borrower) setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section (and which, in the case of a certificate of a broker, were placed through such broker).

     SECTION 8.7. PAYMENT OF OBLIGATIONS. The Borrower shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective material obligations and material liabilities, including:

          (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary;

          (b) all lawful claims which, if unpaid, could by law become a Lien upon its property unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and

          (c) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     SECTION 8.8. COMPLIANCE WITH LAWS. The Borrower shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

     SECTION 8.9. COMPLIANCE WITH ERISA. The Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

     SECTION 8.10. INSPECTION OF PROPERTY AND BOOKS AND RECORDS. The Borrower shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary; PROVIDED, HOWEVER, that the books of record and account for any newly acquired Subsidiary organized under a jurisdiction outside of the United States, its possessions and territories shall not be required to be kept in accordance with GAAP until 12 months after the Acquisition of such Subsidiary by the Borrower. Subject to the requirements set forth in Section 13.9, the Borrower shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; PROVIDED, HOWEVER, when an Event of Default exists the Agent or any Lender (A) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice and (B) may directly contact directors.

     SECTION 8.11. ENVIRONMENTAL LAWS. (a) The Borrower shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, except to the extent that the aggregate of all such instances of noncompliance could not, individually or in the aggregate, result in liability in excess of $5,000,000.

     (b) Upon the written request of the Agent or any Lender, the Borrower shall submit and cause each of its Subsidiaries to submit, to the Agent with sufficient copies for each Lender, at the Borrower's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to Section 8.3(d), that could, individually or in the aggregate, result in liability in excess of $5,000,000.

     SECTION 8.12. USE OF PROCEEDS. The Borrower shall use the proceeds of the Loans and Advances for corporate purposes not in contravention of any Loan Document.

     SECTION 8.13. FURTHER ASSURANCES. The Borrower shall ensure that all written information, exhibits and reports furnished to the Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

     SECTION 8.14. YEAR 2000 COMPATIBILITY. Statements of financial performance and compliance certificates required to be provided by the Borrower and/or its Subsidiaries to the Agent herein shall: (i) include a statement that the Year 2000 remediation efforts of the Borrower and its Subsidiaries are proceeding as scheduled and; (ii) indicate whether an auditor, regulator, or third party consultant has issued a management letter or other communication regarding the Year 2000 exposure, program or progress of the Borrower and/or its Subsidiaries.

                                      ARTICLE IX

                                  NEGATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, or any Advance or Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

     SECTION 9.1. LIMITATION ON LIENS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("PERMITTED LIENS"):

          (a) any Lien existing on property of the Borrower or any Subsidiary on the Closing Date and set forth in Schedule 9.1 securing Indebtedness outstanding on such date including any continuations thereof, or concurrent replacements or substitutions therefor (or in the case of filings which inadvertently lapsed, nonconcurrent refilings), in respect of such Indebtedness or Indebtedness incurred to refinance such Indebtedness (which Lien shall not extend to categories, types, classes or items of collateral not previously serving as collateral for such Indebtedness or the Indebtedness so refinanced);

          (b) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that nonpayment thereof is permitted by Section 8.7 PROVIDED that no notice of lien has been filed or recorded under the Code;

          (c) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

          (d) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

          (e)  Liens on the property of the Borrower or its Subsidiary securing
     (i) the nondelinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other nondelinquent obligations of a like nature; in each case, incurred in the ordinary course of business, PROVIDED all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

          (f)  Liens consisting of judgment or judicial attachment liens;

          (g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

          (h) Liens arising solely by virtue of any statutory or common law provision relating to bankers' liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; PROVIDED that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution;

          (i) purchase money security interests on any property acquired or held by the Borrower or its Subsidiaries, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; PROVIDED that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof,
     (ii) such Lien attaches solely to the property so acquired in such transaction, and (iii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such property;

          (j) Liens securing obligations in respect of capital leases on assets subject to such leases, PROVIDED that such capital leases are otherwise permitted hereunder;

          (k) Liens securing obligations in respect of the Equity Swap, PROVIDED, that the aggregate fair market value of all property subject to such Liens does not exceed $35,000,000; and

          (l)  other Liens not of the type described in the foregoing clauses
     (a) through (j); PROVIDED, that (i) both before and after giving effect to the creation of such Lien no

     Default or Event of Default shall have occurred and be continuing and
     (ii) the aggregate amount of Indebtedness and/or other liabilities secured by such Liens shall at no time exceed $25,000,000.

     SECTION 9.2. DISPOSITION OF ASSETS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

          (a) dispositions of inventory, or used, wornout or surplus equipment, all in the ordinary course of business;

          (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

          (c) dispositions of equipment by the Borrower or any Subsidiary to the Borrower or any Subsidiary pursuant to reasonable business requirements;

          (d) sales of financial assets by the Borrower or any Subsidiary in a transaction that constitutes the sale of such assets under applicable accounting rules; and

          (e) dispositions not otherwise permitted hereunder which are made for fair market value; PROVIDED, that (i) at the time of any disposition, no Default or Event of Default shall exist or shall result from each such disposition, (ii) the aggregate value of all assets so sold by the Borrower and its Subsidiaries, together, shall not exceed in any fiscal year 20.0% of Net Worth as of the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 8.1(a) or (b), as the case may be.

     SECTION 9.3. CONSOLIDATIONS AND MERGERS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

          (a) the Borrower may merge with any Person; PROVIDED that (i) the Borrower shall be the continuing or surviving corporation, (ii) both before and after giving effect to the consummation of such merger no Default or Event of Default shall have occurred and be continuing and (iii) if such merger had been consummated on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to
     Section 8.1(a) or (b), as the case may be, no Default or Event of Default would have occurred as a result thereof;

          (b) any Subsidiary may merge with the Borrower, PROVIDED that the Borrower shall be the continuing or surviving corporation, or with any one or more Subsidiaries, PROVIDED that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

          (c) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or another WhollyOwned Subsidiary; and

          (d) the merger of any Subsidiary with any Person in connection with a disposition of assets permitted by Section 9.2(d).

     SECTION 9.4. LOANS AND INVESTMENTS. The Borrower shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or contribution to or any other investment in, any Person including any Affiliate of the Borrower (together, "INVESTMENTS"), except for:

          (a) Investments held by the Borrower or Subsidiary in the form of cash equivalents;

          (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

          (c) extensions of credit by the Borrower to any of its Subsidiaries or by any of its Subsidiaries to another of its Subsidiaries;

          (d) Investments incurred in order to consummate Acquisitions, and Investments in other Persons which do not constitute Acquisitions ("MINORITY INVESTMENTS") not otherwise prohibited herein (other than the allowance for Investments in Joint Ventures under Section 9.4(e) which shall be in addition hereto), PROVIDED that (i) both before and after giving effect to the consummation of such Acquisition or the making of such Minority Investment no Default or Event of Default shall have occurred and be continuing, (ii) any such Acquisitions and Minority Investments are undertaken in accordance with all applicable Requirements of Law; (iii) the prior, effective written consent or approval to any such Acquisition of the board of directors or equivalent governing body of the acquired Person is obtained, (iv) the Company that is the subject or whose assets are the subject of such Acquisition shall be in a line of business substantially similar to a line of business of the Borrower and its Subsidiaries and
     (v) if such Investment had been consummated on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 8.1(a) or (b), as the case may be, no Default or Event of Default would have occurred as a result thereof;

          (e)  Investments in Joint Ventures;

          (f) investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations;

          (g)  Investments listed on part (b) of Schedule 7.16; and

          (h)  Investments in Wholly-Owned Subsidiaries.

     SECTION 9.5. LIMITATION ON INDEBTEDNESS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (a)  Indebtedness incurred pursuant to this Agreement;

          (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 9.8;

          (c)  Indebtedness existing on the Closing Date and set forth in
     Schedule 9.5;

          (d) other Indebtedness not of the type described in the foregoing clauses (a) through (c);

PROVIDED, that in the case of Indebtedness of the type described in the foregoing clause (d), (i) both before and after giving effect to the incurrence of such Indebtedness no Default or Event of Default shall have occurred and be continuing and (ii) if such Indebtedness were incurred on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 8.1(a) or (b), as the case may be, no Default or Event of Default would have occurred as a result thereof, PROVIDED FURTHER, that the aggregate principal amount of Indebtedness of Subsidiaries arising under the foregoing clause (d) shall at no time exceed $25,000,000.

     SECTION 9.6. TRANSACTIONS WITH AFFILIATES. The Borrower shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

     SECTION 9.7. USE OF PROCEEDS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, use any portion of any Loan or Advance proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

     SECTION 9.8. CONTINGENT OBLIGATIONS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:

          (a) endorsements for collection or deposit in the ordinary course of business;

          (b) Surety Instruments issued for the account of the Borrower or any of its Subsidiaries in the ordinary course of business;

          (c)  Permitted Swap Obligations;

          (d) Contingent Obligations of the Borrower and its Subsidiaries existing as of the Closing Date and listed in Schedule 9.8; and

          (e) other Contingent Obligations; PROVIDED that at the time such Contingent Obligations are incurred, the Borrower and its Subsidiaries would be permitted pursuant to Section 9.5 to incur Indebtedness in an aggregate principal amount equal to the amount of such Contingent Obligations (as determined in accordance with the definition of Contingent Obligation).

     SECTION 9.9. LEASE OBLIGATIONS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

          (a) leases of the Borrower and of Subsidiaries in existence on the Closing Date and any renewal, extension or refinancing thereof;

          (b) operating leases entered into by the Borrower or any Subsidiary after the Closing Date in the ordinary course of business; and

          (c) capital leases other than those permitted under clause (a) of this Section, entered into by the Borrower or any Subsidiary after the Closing Date to finance the acquisition of equipment; PROVIDED that the Indebtedness arising from such capital leases is not otherwise prohibited hereunder.

     SECTION 9.10. RESTRICTED PAYMENTS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding or following consummation of any Acquisition make any "earn-out" payment of assets, properties, cash, rights, obligations or securities in connection with such Acquisition; except that the Borrower and any Wholly-Owned Subsidiary may:

          (a) declare and make dividend payments or other distributions payable solely in its common stock;

          (b) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; and

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

          (c) declare or pay cash dividends to its stockholders, purchase, redeem or otherwise acquire shares of its capital stock or warrants, rights or options to acquire any such shares for cash and make "earn-out" payments in connection with Acquisitions; PROVIDED that (i) both before and after giving effect thereto no Default or Event of Default shall have occurred and be continuing and (ii) if such declaration, payment, purchase, redemption or other acquisition were made on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 8.1(a) or (b), as the case may be, no Default or Event of Default would have occurred as a result thereof.

     SECTION 9.11. ERISA. The Borrower shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of $5,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     SECTION 9.12. CHANGE IN BUSINESS. The Borrower shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the date hereof.

     SECTION 9.13. ACCOUNTING CHANGES. The Borrower shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except for changes in accounting treatment or reporting practices (a) required by GAAP and (b) of newly acquired businesses which are made to bring such businesses into conformity with the Borrower's accounting treatment or reporting practices; the Borrower shall not change the fiscal year of the Borrower or of any Subsidiary.

     SECTION 9.14. NEGATIVE PLEDGES, RESTRICTIVE AGREEMENTS, ETC. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement and any other Loan Document) prohibiting:

          (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired, other than upon any properties or assets subject to Liens described in Sections 9.1(i) and (j) and entered into as part of the financing secured by such Liens; or

          (b) the ability of any Subsidiary of the Borrower to make any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Borrower, except on the ability of any special purpose Subsidiary created solely to effect a sale of financial assets entered into as part of such sale.

     SECTION 9.15. ABILITY TO AMEND; RESTRICTIVE AGREEMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, enter into, or accept obligations under, any agreement (a) prohibiting (including subjecting to any condition) the ability of the Borrower, or any of its

Subsidiaries to amend, supplement or otherwise modify this Agreement or any other Loan Document or (b) containing any provision that would contravene any provision of this Agreement or any other Loan Document.

                                      ARTICLE X

                                   FINANCIAL TESTS

     So long as any Lender shall have any Commitment hereunder, or any Advance or Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders and Conduits waive compliance in writing:

     SECTION 10.1. NET WORTH. The Borrower shall not permit at any time Net Worth to be less than the sum of (a) $600,607,200 (80% of Net Worth as of October 31, 1997), PLUS (b) for each fiscal year, commencing with the fiscal year ending October 31, 1998, 50% of positive net income for such fiscal year, PLUS (c) with respect to the issuance or sale of capital stock of the Borrower or the conversion of Indebtedness of the Borrower into equity of the Borrower, in each case occurring after the date hereof, 50% of the aggregate Net Issuance Proceeds received by the Borrower from such issuance or sale of capital stock plus 50% of the principal amount of any Indebtedness so converted if such issuance, sale or conversion occurs at a time when the Borrower shall have no Rating or at a time when the Borrower's Rating is lower than BBB- and Baa3, respectively; such covenant to be calculated as of the end of each fiscal quarter.

     SECTION 10.2. FUNDED DEBT TO EBITDA RATIO. The Borrower shall not permit, as of the end of any fiscal quarter, the ratio of (a) the aggregate principal amount of Funded Debt of the Borrower and its Subsidiaries to (b) EBITDA for the four consecutive fiscal quarters then ending, to exceed 3.0:1.

     SECTION 10.3. EBITDA TO INTEREST EXPENSE RATIO. The Borrower shall not permit for any period consisting of four consecutive fiscal quarters then ending the ratio of EBITDA for such period to Interest Expense for such period to be less than 4.0:1.

                                      ARTICLE XI

                                  EVENTS OF DEFAULT

     SECTION 11.1. EVENT OF DEFAULT. Any of the following shall constitute an "Event of Default":

          (a) NON-PAYMENT. The Borrower fails to make any payment of principal when due or to make, within 5 days after the same becomes due, payment of any interest, fee or any other amount payable hereunder or under any other Loan Document; or

          (b) REPRESENTATION OR WARRANTY. Any representation or warranty by the Borrower or any Subsidiary made herein or deemed remade, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Borrower, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made herein or deemed remade; or

          (c) SPECIFIC DEFAULTS. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 8.9, 8.10 or 8.12 or in Article IX or Article X;

          (d) OTHER DEFAULTS. The Borrower or any Subsidiary party thereto fails to perform or observe any other covenant or material term contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 20 days after the earlier of (i) the date upon which a Responsible Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Borrower by the Agent or any Lender; or

          (e)  CROSS-DEFAULT.  (i) The Borrower or any Subsidiary:

          (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $ 10,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or

          (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

          (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Borrower or any Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $10,000,000; or

          (f) INSOLVENCY; VOLUNTARY PROCEEDINGS. The Borrower or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (g) INVOLUNTARY PROCEEDINGS. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a material part of the Borrower's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Borrower or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrower or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a material portion of its property or business; or

          (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000; or (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $5,000,000; or
     (iii) the Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

          (i) MONETARY JUDGMENTS. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $10,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 20 days after the entry thereof; or

          (j) NON-MONETARY JUDGMENTS. Any non-monetary noninterlocutory judgment, order or decree is entered against the Borrower or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (k)  CHANGE OF CONTROL.  There occurs any Change of Control.

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

     SECTION 11.2. REMEDIES. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Required Lenders,

          (a) declare the commitment of each Lender to make Committed Loans to be terminated, whereupon such commitments and obligation shall be terminated;

          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

          (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

PROVIDED, HOWEVER, that upon the occurrence of any event specified in clause (f) or (g) of Section 11.1 with respect to the Borrower (in the case of clause
(g)(i) upon the expiration of the 60-day period mentioned therein), (i) the obligation of each Lender to make Committed Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Lender. Nothing in this Section 11.2 limits the obligations (including those in Section 3.1) of each Committed Lender to any Conduit.

     SECTION 11.3. RIGHTS NOT EXCLUSIVE. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

     SECTION 11.4. ALLOCATIONS AND DISTRIBUTIONS. On each day during the continuance of an Event of Default described in Sections 11.(a), (f) or (g) that a payment is received hereunder, such payment shall be allocated and distributed as follows:

          (i) FIRST, to the payment of any outstanding reasonable costs and expenses incurred by the Agent in protecting, preserving or enforcing rights, or otherwise performing its role, under the Loan Documents (such funds to be retained by the Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Committed Lenders, in which event such amounts shall be remitted to the Committed Lenders to reimburse them for payments theretofore made to the Agent);

          (ii) SECOND, to the Conduits, the Liquidity Providers and Enhancer (PRO RATA based on the Matured Value of the Conduits Investments in all outstanding Advances, the principal amount of all outstanding Loans owed to the Liquidity Providers and the outstanding principal amount of Committed Loans owed to the Enhancer) until all such Advances and Loans and interest thereon owned to the Conduits, Liquidity Providers and Enhancer has been paid in full;

          (iii) THIRD, to the Enhancer in payment of principal and interest owed on Transfer Loans until such amounts have been paid in full;

          (iv) FOURTH, to the Lenders until all other amounts owed to the Lenders by the Borrower in connection with the Loan Documents have been paid in full; and

          (v) FIFTH, to the Agent until all other amounts owed to the Agent by the Borrower in connection with the Loan Documents have been paid in full.

                                     ARTICLE XII

                                      THE AGENT

     SECTION 12.1. APPOINTMENT AND AUTHORIZATION: "AGENT". Each Lender hereby irrevocably (subject to Section 12.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     SECTION 12.2.  DELEGATION OF DUTIES.     The Agent may execute any of
its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     SECTION 12.3.  LIABILITY OF AGENT.  None of the Agent-Related Persons shall
(i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Borrower or any Subsidiary or Affiliate of the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of the Borrower's Subsidiaries or Affiliates.

     SECTION 12.4. RELIANCE BY AGENT. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

     For purposes of determining compliance with the conditions specified in
Section 6.1 each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders.

     SECTION 12.5. NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, as applicable, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article XI; PROVIDED, HOWEVER, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

     SECTION 12.6. CREDIT DECISION. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.
Each Lender represents to the Agent that it has, independently and without reliance upon any Agent Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and its Subsidiaries hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Agent-Related Persons.

     SECTION 12.7. INDEMNIFICATION OF AGENT. Whether or not the transactions contemplated hereby are consummated, the Committed Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), PRO RATA, from and against any and all Indemnified Liabilities; PROVIDED, HOWEVER, that no Committed Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Committed Lender shall reimburse the Agent upon demand for its ratable share of any reasonable costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

     SECTION 12.8. AGENT IN INDIVIDUAL CAPACITY. ABN AMRO and its Affiliates may make loans to accept deposits from, acquire equity interests in and generally engage in any kind of banking, financial advisory, underwriting or other business with the Borrower and its Subsidiaries and Affiliates as though ABN AMRO were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, ABN AMRO or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, ABN AMRO shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" include ABN AMRO in its individual capacity.

     SECTION 12.9. SUCCESSOR AGENT. The Agent may, and at the request of the Required Lenders shall, resign as Agent upon 30 days' notice to the Lenders. If the Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, with the prior consent of the Borrower
(which consent shall not be unreasonably withheld). If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and with the prior consent of the Borrower (which consent shall not be unreasonably withheld), a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term
"AGENT" shall mean such successor agent and the retiring Agents appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XII and Sections 13.4 and 13.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     SECTION 12.10. WITHHOLDING TAX.  (a)    If any Lender is a "foreign
corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent and Borrower to deliver to the Agent and Borrower:

          (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

          (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement; and

          (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

          Such Lender agree to promptly notify the Agent and Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

     (b) If any Lender or any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Lender, such Lender agree to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrower to such Lender, as applicable. To the extent of such percentage amount, the Agent will treat such Lender's IRS Form l001 as no longer valid.

     (c) If any Lender claiming exemption from United States withholding tax by filing IRS

Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrower to such Lender, as applicable, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

     (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by clause (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

     (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this clause shall survive the payment of all Obligations and the resignation or replacement of the Agent.

                                     ARTICLE XIII

                                    MISCELLANEOUS

     SECTION 13.1. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Borrower or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders and the Conduits (or by the Agent at the written request of the Required Lenders and the Conduits) and the Borrower and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED, HOWEVER, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and the Borrower and acknowledged by the Agent, do any of the following:

          (a) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 11.2);

          (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

          (c) reduce the principal of, or the rate of interest specified herein on any Loan or Advance, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

          (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans or Advance which is required for the Lenders or any of them to take any action hereunder or change the definition of Required Lenders or Purchase Amount; or

          (e) amend this Section, or Section 4.15, or any provision herein providing for consent or other action by all Lenders;

and, PROVIDED FURTHER, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

     SECTION 13.2. NOTICES. (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, PROVIDED that any matter transmitted by the Borrower by facsimile shall be immediately confirmed by a telephone call to the recipient at the number specified, in the case of the Borrower, on its signature page hereto, and in the case of the other parties hereto, on Schedule 13.2 and mailed, faxed or delivered, to the address or facsimile number specified for notices, in the case of the Borrower, on its signature page hereto, and in the case of the other parties hereto, on Schedule 13.2; or, as directed to the Borrower or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.

     (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II, III, IV or XII to the Agent shall not be effective until actually received by the Agent.

     (c) Any agreement of the Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Agent and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and Advances shall not be affected in any way or to any extent by any failure by the Agent or the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent or the Lenders of a confirmation which is at variance with the terms understood by the Agent or the Lenders to be contained in the telephonic or facsimile notice.

     SECTION 13.3. NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

     SECTION 13.4.  COSTS AND EXPENSES.  The Borrower shall:

          (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse ABN AMRO (including in its capacity as Agent) within five Business Days after demand (subject to Section 6.1(e)) for all reasonable costs and expenses incurred by ABN AMRO (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by ABN AMRO (including in its capacity as Agent) with respect thereto; and

          (b) pay or reimburse the Agent and each Lender within five Business Days after demand for all reasonable costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or a Significant Event or after acceleration of the Loans or Advances (including in connection with any "workout" or restructuring regarding the Loans or Advances, and including in any Insolvency Proceeding or appellate proceeding).

     SECTION 13.5. BORROWER INDEMNIFICATION. (a) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify, defend and hold the Agent-Related Persons, each Lender and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "INDEMNIFIED PERSON") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans or Advances, the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, the Loans or the Advances or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"); PROVIDED, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

     (b) SURVIVAL; DEFENSE. The obligations in this Section shall survive payment of all other Obligations. At the election of any Indemnified Person, the Borrower shall defend such Indemnified Person using legal counsel selected by the Borrower and reasonably satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Borrower. All amounts owing under this Section shall be paid within 30 days after demand.

     SECTION 13.6. PAYMENTS SET ASIDE. To the extent that the Borrower makes a payment to the Agent or the Lenders, or the Agent or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then
(a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

     SECTION 13.7. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

     SECTION 13.8.  PARTICIPATIONS; ASSIGNMENTS.

     (a) PARTICIPATIONS. Any Lender may sell to one or more Persons (each a "PARTICIPANT") participating interests in the interests of such Lender hereunder. Such Lender shall remain solely responsible for performing its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder. Each Participant shall be entitled to the benefits of
Section 13.5 and shall have the right of setoff through is participation in amounts owing hereunder to the same extent as if it were a Lender hereunder, which right of setoff is subject to such Participant's obligation to share with the Lender as provided in Section 4.13 and, PROVIDED, HOWEVER, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Loan Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in increase rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

     (b) ASSIGNMENTS BY LIQUIDITY PROVIDERS. Any Liquidity Provider (with the consent of the Borrower prior to the occurrence of an Event of Default, which shall not be unreasonably withheld) may assign to one or more Persons ("PURCHASING LIQUIDITY
PROVIDERS"), reasonably acceptable to the Agent, any portion of its Commitment as a Liquidity Provider and Loans pursuant to a supplement hereto
(a "TRANSFER SUPPLEMENT") in form satisfactory to the Agent executed by each such Purchasing Liquidity Provider, such selling Liquidity Provider and the Agent; PROVIDED, HOWEVER, that notwithstanding the foregoing, any Liquidity Provider may make such an assignment to an Affiliate or wholly-owned
Subsidiary which satisfies the Rating Criteria without the consent of the Borrower or the Agent. Any such assignment by a Liquidity Provider must be for an amount of at least Five Million Dollars. Each Purchasing Liquidity Provider shall pay a fee of Three Thousand Five Hundred Dollars to the Agent. Any partial assignment shall be an assignment of an identical percentage of such selling Liquidity Provider's Loans and its Commitment as a Liquidity Provider. Upon the execution and delivery to the Agent of the Transfer Supplement and payment by the Purchasing Liquidity Provider to the selling Liquidity Provider of the agreed purchase price, such selling Liquidity Provider shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Liquidity Provider shall for all purposes be a Liquidity Provider party hereto and shall have all the rights and obligations of a Liquidity Provider hereunder to the same extent as if it were an original party hereto with a Commitment as a Liquidity Provider and outstanding Loans. At the time of each assignment pursuant to this Section 13.8(b) to a Person which is not already a Lender hereunder and which is not a United States person (as such term is defined in Section 701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Agent the appropriate Internal Revenue
Service Forms described in Section 12.10. To the extent that an assignment of all or any portion of a Lender's Commitments would, at the time of such assignment, result in increased costs under Section 5.1, 5.2 or 5.3 or withholding taxes under Section 12.10 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

     (c) REPLACEABLE LIQUIDITY PROVIDERS. If any Liquidity Provider (a "REPLACEABLE LIQUIDITY PROVIDER") shall (i) petition the Borrower for any amounts under Section 5.1, 5.2 or 5.3 or invoke the provisions of Section 5.5,
(ii) (A) if such Liquidity Provider is a Windmill Committed Lender and Windmill has any outstanding Advances, cease to have a short-term debt rating of at least "A-1+" by S&P and "P-1" by Moody's or (B) cease to have a short-term debt rating of at least "A-1" by S&P and "P-1" by Moody's (each a "DOWNGRADING EVENT"),
(iii) fail to consent to (A) any extension of the Liquidity Termination Date requested by the Borrower or (B) any amendment to, or waiver of, any provision of this Agreement or (iv) become a Subject Bank, then, in each case, the Borrower may designate a replacement financial institution (a "REPLACEMENT LIQUIDITY PROVIDER"), with the Agent's consent (which consent shall not be unreasonably withheld), to which such Replaceable Liquidity Provider shall, subject to its receipt of an amount equal to the principal and interest on its Subject Bank Loans (plus, any amount that would have been payable pursuant to Section 5.4), promptly assign all of its rights, obligations and Liquidity Provider Commitment hereunder, together with all of its other outstanding Loans, to the Replacement Liquidity Provider in accordance with Section 13.8(b).

     (d) OPINIONS OF COUNSEL. If required by the Agent or to maintain the Ratings, each Transfer Supplement must be accompanied by an opinion of counsel or an officer's certificate of the assignee as to such matters as the Agent may reasonably request.

     SECTION 13.9. CONFIDENTIALITY. Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information identified as "confidential" or "secret" by the Borrower and provided to it by the Borrower or any Subsidiary, or by the Agent on the Borrower's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by any Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, PROVIDED, that such source is not bound by a confidentiality agreement with the Borrower known to such Lender; PROVIDED, HOWEVER, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority exercising supervisory jurisdiction over such Lender in connection with an examination of such Lender by any such authority; (B) after having given notice to the Borrower and a reasonable opportunity, in light of the circumstances (unless such notice or opportunity is prohibited by applicable law), for the Borrower to obtain a confidentiality agreement or protective order (substantially similar to the requirements herein), as applicable (I) pursuant to subpoena or other court process; (II) when required to do so in accordance with the provisions of any applicable Requirement of Law; (III) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Lender or their respective Affiliates may be party relating to the Borrower, any Subsidiary or the transactions contemplated by this Agreement; (C) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (D) to such Lender's independent auditors and other professional advisors; (E) to any Participant or Assignee, actual or potential, PROVIDED, that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder; (F) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party or is deemed party with such Lender or such Affiliate; and
(G) to its Affiliates.

     SECTION 13.10. SET-OFF. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Agent after any such set-off and application made by such Lender; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such set-off and application.

     SECTION 13.11. NOTIFICATION OF ADDRESSES, LENDING OFFICES, ETC. Each Lender shall notify the Agent and the Borrower in writing of any changes in the address to which notices to such Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent or the Borrower shall reasonably request.

     SECTION 13.12. COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     SECTION 13.13. SEVERABILITY. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

     SECTION 13.14. NO THIRD PARTIES BENEFITED. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

     SECTION 13.15. GOVERNING LAW AND JURISDICTION. (a) This agreement and the notes shall be governed by, and construed in accordance with, the law of the state of New York; PROVIDED that the Agent and the Lender shall retain all rights arising under federal law.

     (b) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and by execution and delivery of this Agreement, each of the Borrower, the Agent and the Lenders consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts. Each of the Borrower, the Agent and the Lenders irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of FORUM NON CONVENIENS, which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement or any document related hereto. The Borrower, the Agent and the Lenders each waive personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

     SECTION 13.16. WAIVER OF JURY TRIAL. The Borrower, the Lenders and the Agent each waive their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement, the other Loan Documents, or the transactions contemplated hereby or thereby, in any action, proceeding or other litigation of any type brought by any of the parties against any other party or any agent-related person, participant or assignee, whether with respect to contract claims, tort claims, or otherwise. The Borrower, the Lenders and the Agent each agree that any such claim or cause of action shall be tried by a court trial without a jury without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this section as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement or the other Loan Documents or any provision
hereof or thereof.   This waiver shall apply to any
subsequent amendments, renewals, supplements or modifications to this Agreement and the other Loan Documents.

     SECTION 13.18. ENTIRE AGREEMENT. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrower, the Lenders and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

     SECTION 13.19. AGREEMENT NOT TO PETITION. Each party hereto agrees, for the benefit of the holders of the privately or publicly placed indebtedness for borrowed money for any Conduit, not, prior to the date which is one (1) year and one (1) day after the payment in full of all such indebtedness, to acquiesce, petition or otherwise, directly or indirectly, invoke, or cause such Conduit to invoke, the process of any Governmental Authority for the purpose of (a) commencing or sustaining a case against such Conduit under any federal or state bankruptcy, insolvency or similar law (including the Bankruptcy Code), (b) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for such Conduit or any substantial part of its property, or (c) ordering the winding up or liquidation of the affairs of such Conduit.

     SECTION 13.20. EXCESS FUNDS. Any Conduit shall be required to make payment of the amounts required to be paid pursuant hereto only if such Conduit has Excess Funds (as defined below). If a Conduit does not have Excess Funds, the excess of the amount due hereunder over the amount paid shall not constitute a "CLAIM" (as defined in Section 101(5) of the Bankruptcy Code) against such Conduit until such time as such Conduit has Excess Funds. If a Conduit does not have sufficient Excess Funds to make any payment due hereunder, then such Conduit may pay a lesser amount and make additional payments that in the aggregate equal the amount of deficiency as soon as possible thereafter. The term "EXCESS FUNDS" means the excess of (a) the aggregate projected value of the applicable Conduit's assets and other property (including cash and cash equivalents), over (b) the sum of (i) the sum of all scheduled payments of principal, interest and other amounts payable on publicly or privately placed indebtedness of such Conduit for borrowed money, plus (ii) the sum of all other liabilities, indebtedness and other obligations of such Conduit for borrowed money or owed to any credit or liquidity provider, together with all unpaid interest then accrued thereon, plus (iii) all taxes payable by such Conduit to the Internal Revenue Service, plus (iv) all other indebtedness, liabilities and obligations of such Conduit then due and payable, but the amount of any liability, indebtedness or obligation of such Conduit shall not exceed the projected value of the assets to which recourse for such liability, indebtedness or obligation is limited. Excess Funds shall be calculated once each Business Day.

     SECTION 13.21. RATING AGENCY APPROVAL. Unless otherwise expressly stated in this Agreement, no (a) material amendment, waiver, supplement or other modification of this Agreement or (b) assignment, termination, resignation or removal under this Agreement, shall be effective unless a written statement is obtained from each of the Rating Agencies that the rating of the indebtedness for borrowed money issued or sold by Windmill or Amsterdam will not be downgraded or withdrawn or suspended as a result of such amendment, waiver, supplement, modification, assignment, termination, resignation or removal. Windmill and Amsterdam shall provide each Rating Agency with at least ten (10) Business Days prior notice (or such shorter notice as to which such Rating Agency may from time to time agree either verbally or in writing) of each amendment, waiver, supplement or other modification to this Agreement and each assignment, termination, resignation or removal under this Agreement and shall provide a copy of the form of any proposed material amendment, waiver, supplement or other modification.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York by their proper and duly authorized officers as of the day and year first above written.

                                   ADC Telecommunications, Inc.

                                   By /s/ Gokul Hemmady
                                      ---------------------------------------
                                      Title: Vice President & Treasurer
                                      ---------------------------------------

                                   Address for notice:

                                   12501 Whitewater Drive
                                   Minnetonka, MN  55343
                                   Attn:  Gokul Hemmady
                                   Telephone Number: (612) 946-3333
                                   Facsimile Number: (612) 946-3477

                                   Windmill Funding Corporation, as a Conduit

                                   By /s/ Andrew L. Stidd
                                      ---------------------------------------
                                      Its: President
                                      ---------------------------------------


                                   Amsterdam Funding Corporation, as a Conduit

                                   By /s/ Andrew L. Stidd
                                      ---------------------------------------
                                      Its: President
                                      ---------------------------------------


                                   ABN AMRO Bank N.V., as Agent

                                   By /s/ W. Robert Poff
                                      ---------------------------------------
                                      Title: Vice President
                                      ---------------------------------------


                                   By /s/ Jon R. Bottorff
                                      ---------------------------------------
                                      Title: Senior Vice President
                                      ---------------------------------------

                                   ABN AMRO Bank N.V., as a Liquidity Provider

                                   By /s/ W. Robert Poff
                                      ---------------------------------------
                                      Title: Vice President
                                      ---------------------------------------

                                   By /s/ Jon R. Bottorff
                                      ---------------------------------------
                                      Title: Senior Vice President
                                      ---------------------------------------

                                   ABN AMRO Bank N.V., as the Enhancer

                                   By /s/ W. Robert Poff
                                      ---------------------------------------
                                      Title: Vice President
                                      ---------------------------------------

                                   By /s/ Jon R. Bottorff
                                      ---------------------------------------
                                      Title: Senior Vice President
                                      ---------------------------------------

                                   Banca Commerciale Italiana,
                                        Chicago Branch

                                   By /s/ ILLEGIBLE SIGNATURE
                                      ---------------------------------------
                                      Title: Senior Vice President &
                                             Branch Manager
                                      ---------------------------------------

                                   By /s/ ILLEGIBLE SIGNATURE
                                      ---------------------------------------
                                      Title: Vice President
                                      ---------------------------------------

                                   Banque Nationale de Paris

                                   By /s/ Arnaud Collin du Bocage
                                      ---------------------------------------
                                      Title: Executive Vice President &
                                             General Manager
                                      ---------------------------------------

                                   By /s/ Jo Ellen Bender
                                      ---------------------------------------
                                      Title: Senior Vice President &
                                             Manager
                                      ---------------------------------------

                                   Comerica Bank

                                   By /s/ Timothy O'Rourke
                                      ---------------------------------------
                                      Title: Vice President
                                      ---------------------------------------

                                   The First National Bank of Chicago

                                   By /s/ Scott Moreen
                                      ---------------------------------------
                                      Title: Vice President
                                      ---------------------------------------

                                   First Union National Bank

                                   By /s/ Paul Menconi
                                      ---------------------------------------
                                      Title: Senior Vice President
                                      ---------------------------------------

                                   Firstar Bank of Minnesota, N.A.

                                   By /s/ Karen S. Paris
                                      ---------------------------------------
                                      Title: Vice President
                                      ---------------------------------------

                                   M&I Marshall and Ilsley Bank

                                   By /s/ Robert Nielsen
                                      ---------------------------------------
                                      Title: Senior Vice President
                                      ---------------------------------------

                                   By /s/ ILLEGIBLE SIGNATURE
                                      ---------------------------------------
                                      Title: Vice President
                                      ---------------------------------------

                                   The Northern Trust Company

                                   By /s/ Keith O'Donnell
                                      ---------------------------------------
                                      Title: Commercial Banking Officer
                                      ---------------------------------------

                                   Norwest Bank Minnesota,
                                        National Association

                                   By /s/ Molly S. Van Metro
                                      ---------------------------------------
                                      Title: Vice President
                                      ---------------------------------------